Exhibit 10.1

Execution Version

SHARE PURCHASE AGREEMENT

by and among

INSTANTEL INC.,

INSTANTEL HOLDING COMPANY s.àr.l., as sole shareholder of Instantel Inc.,

PERCEPTIS, L.P., as sole shareholder of Instantel Holding Company s.àr.l.,

VERICHIP INC.

and

solely for purposes of Section 1.4

APPLIED DIGITAL SOLUTIONS, INC.

and

VERICHIP CORPORATION

Dated as of June 10, 2005

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE OF SHARES		1
1.1	Purchase and Sale of Shares	1
1.2	The Closing	2
1.3	[Intentionally Omitted]	3
1.4	The Second Payment	3
1.5	Section 116 Certificate	9

ARTICLE 2 CONDITIONS TO CLOSING		9
2.1	Conditions to the Buyer’s Obligations	9
2.2	Conditions to the Holder’s and the Seller’s Obligations	11

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE HOLDER AND THE SELLER		12
3.1	Execution, Delivery; Valid and Binding Agreements	12
3.2	Authority	12
3.3	Ownership of Shares	12
3.4	Investment Representation	13
3.5	Brokerage	13
3.6	Residency	13

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY,
THE HOLDER AND THE SELLER		13
4.1	Organization and Corporate Power	13
4.2	No Subsidiaries	13
4.3	Authorization; No Breach	14
4.4	Capitalization	14
4.5	Financial Statements	15
4.6	Absence of Certain Developments	16
4.7	Title to Properties	18
4.8	Tax Matters	18
4.9	Contracts and Commitments	20
4.10	Intellectual Property Rights	21
4.11	Litigation	21
4.12	Brokerage	22
4.13	Governmental Consents, etc	22
4.14	Employee Benefit Plans	22
4.15	Insurance	23
4.16	Compliance with Laws	23
4.17	Environmental Compliance and Conditions	23
4.18	Banking and Agency Arrangements	24
4.19	Books and Records	25
4.20	Customer Warranties	25
4.21	Products Liability	25
4.22	Accounts Receivable; Inventories	25
4.23	Customers and Suppliers	26

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4.24	Permits	26
4.25	Improper and Other Payments	26
4.26	Employees and Consultants	26
4.27	Disclosure	27

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE BUYER		27
5.1	Organization and Corporate Power	27
5.2	Authorization	27
5.3	No Violation	28
5.4	Financing	28
5.5	ADSX Shares and VeriChip Shares	28
5.6	Governmental Authorities; Consents	28
5.7	Litigation	28
5.8	Brokerage	29
5.9	Investment Representation	29
5.10	No Knowledge of Misrepresentations or Omissions	29

ARTICLE 6 COVENANTS OF THE BUYER		29
6.1	Confidentiality of Information	29
6.2	Access to Books and Records	29
6.3	Director and Officer Liability and Indemnification	30
6.4	Regulatory Filings	30
6.5	Transaction Payments	30

ARTICLE 7 ADDITIONAL COVENANTS		31
7.1	Survival	31
7.2	Indemnification	31
7.3	Limitation of Recourse	35
7.4	ACKNOWLEDGMENT BY THE BUYER	35
7.5	Tax Matters	36
7.6	Employee Benefit Plans and Arrangements	37
7.7	Further Assurances	38
7.8	Short Sales and Hedging	38

ARTICLE 8 DEFINITIONS		38
8.1	Definitions	38
8.2	Cross References to Other Defined Terms	42

ARTICLE 9 MISCELLANEOUS		44
9.1	Press Releases and Communications	44
9.2	Expenses	44
9.3	Notices	44
9.4	Assignment	45
9.5	Severability	45
9.6	No Strict Construction	45
9.7	Amendment and Waiver	45
9.8	Complete Agreement	46

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9.9	Counterparts	46
9.10	Governing Law	46
9.11	Waiver of Jury Trial	46
9.12	Consent to Jurisdiction, Service of Process	46
9.13	Descriptive Headings; Interpretation	46
9.14	No Third Party Beneficiaries	47

- iii -

INDEX OF EXHIBITS

Exhibit A	ADSX Share Escrow Agreement
Exhibit B	Irrevocable Proxy
Exhibit C	ADSX Registration Agreement
Exhibit D	VeriChip Registration Agreement
Exhibit E	Section 116 Escrow Agreement
Exhibit F	Company Certificate
Exhibit G	Opinion of Kirkland & Ellis LLP
Exhibit H	Opinion of McMillan Binch Mendelsohn LLP
Exhibit I	Opinion of Allen & Overy
Exhibit J	Buyer Certificate
Exhibit K	Opinion of Thompson Coburn LLP
Exhibit L	Opinion of Michael Krawitz
Exhibit M	Example of Calculation of Total Operating Assets

INDEX OF SCHEDULES

Schedule 1.1	-	Indebtedness of the Company Which Shall Reduce Aggregate Proceeds Payable to the Holder and the Seller
Schedule 4.3	-	Authorization; No Breach
Schedule 4.4	-	Capitalization
Schedule 4.5(a)	-	Management Representation Letter
Schedule 4.5(b)	-	Financial Statements - Undisclosed Liabilities
Schedule 4.5(c)	-	Financial Statements - Affiliated Transactions
Schedule 4.6	-	Absence of Certain Developments
Schedule 4.7(a)	-	Title to Properties - Leased Real Property
Schedule 4.7(c)	-	Title to Properties - Personal Property
Schedule 4.8	-	Tax Matters
Schedule 4.9	-	Contracts and Commitments
Schedule 4.9(c)	-	Contracts and Commitments - Breaches, etc.
Schedule 4.10	-	Proprietary Rights
Schedule 4.11	-	Litigation
Schedule 4.13	-	Governmental Consents, etc.
Schedule 4.14	-	Employee Benefit Plans
Schedule 4.15	-	Insurance
Schedule 4.17	-	Environmental Compliance and Conditions
Schedule 4.18	-	Banking and Agency Arrangements
Schedule 4.19	-	Books and Records
Schedule 4.20	-	Customer Warranties
Schedule 4.21	-	Products Liability
Schedule 4.23	-	Customers and Suppliers
Schedule 4.24	-	Permits
Schedules 4.26	-	Employees and Consultants

- iv -

Schedule 5.5	-	Capitalization of ADSX and VeriChip
Schedule 5.6	-	Governmental Consents, etc.

- v -

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made as of June 10, 2005, by and among Instantel Inc., a corporation formed under the Business Corporations Act (Ontario) (the “Company”), Instantel Holding Company s.àr.l., a Luxembourg société  à responsibilité limitée (the “Holder”), Perceptis, L.P., a Delaware limited partnership (the “Seller”), VeriChip Inc., a corporation formed under the Business Corporations Act (British Columbia) (the “Buyer”), and, solely for purposes of Section 1.4, VeriChip Corporation, a Delaware corporation (“VeriChip”), and Applied Digital Solutions, Inc., a Missouri corporation (“ADSX”). Unless otherwise provided herein, capitalized terms used herein are defined in Article 8 below.

Recitals

WHEREAS, the Holder beneficially and of record owns all of the issued and outstanding capital stock of the Company, consisting of 6,251,601 shares of common stock, which are referred to collectively herein as the “Shares.”

WHEREAS, the Seller beneficially and of record owns all of the issued and outstanding ordinary shares of the Holder.

WHEREAS, both the Buyer and VeriChip are subsidiaries of ADSX.

WHEREAS, subject to the terms and conditions set forth herein, the Buyer desires to acquire from the Holder all of the Shares, and the Holder and the Seller desire to sell to the Buyer all of such Shares owned by the Holder as of the Closing Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF SHARES

1.1 Purchase and Sale of Shares. At the Closing (as defined in Section 1.2(a)), upon the terms and subject to the conditions set forth in this Agreement, the Holder shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from the Holder, all of the Shares, free and clear of any and all Liens other than Permitted Liens, for an aggregate consideration consisting of the sum (such sum, the “Total Purchase Price”) of (a) an aggregate amount of cash equal to $14,383,147.46 (the “Closing Payment”), which is $22,000,000 minus $6,391,694.87 (the amount of the indebtedness for borrowed money described on Schedule 1.1, including accrued interest thereon and related fees and expenses) minus $1,225,157.67 (the amount of the Transaction Payments), plus the amount of Closing Cash, which shall be paid in accordance with Section 1.2(b), plus (b) the issuance to the Seller (as the assignee of the Holder) of the ADSX Shares, as defined below, and the related covenants in Section 1.4 (including the possible issuance of VeriChip Shares or the Cash Second Payment Obligation, as defined below, in exchange therefor) (collectively, the “Second Payment”). The

“Estimated Purchase Price” means $17,133,147.46 (which is the Closing Payment plus $2,750,000).

1.2 The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601 at 10:00 A.M. on the date hereof. The date and time of the Closing are herein referred to as the “Closing Date.”

(b) Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:

(i) the Holder shall deliver to the Buyer share certificates representing the Shares, duly endorsed in blank for transfer or accompanied by duly executed stock transfer powers;

(ii) the Buyer shall deliver (A) the Withheld Amount to the Section 116 Escrow Agent, (B) an amount equal to the Transaction Payments (by way of loan or contribution to share capital) to the Company and (C) an amount equal to the Closing Payment minus the Withheld Amount to the Holder, in each case by wire transfer of immediately available funds to the accounts (and in the amounts) designated by the recipients of such amounts to the Buyer prior to the Closing;

(iii) immediately after transfer of the Shares to the Buyer, the Buyer shall repay on behalf of the Company or cause the Company to repay in full all amounts necessary to discharge fully the then outstanding balance of the indebtedness for borrowed money set forth on Schedule 1.1 hereto (including accrued interest and any related fees and expenses) by wire transfer of immediately available funds to the accounts designated by the creditors listed on Schedule 1.1;

(iv) the Buyer shall deliver to the Seller (as the assignee of the Holder) the ADSX Shares (as defined below), duly issued by ADSX in the name of the Seller and contributed to the Buyer for delivery to the Seller, and the Buyer shall deposit the certificates evidencing the ADSX Shares into an escrow account pursuant to the terms and conditions of an Escrow Agreement substantially in the form attached hereto as Exhibit A (the “ADSX Escrow Agreement”) to be governed by the terms and conditions set forth therein;

(v) the Buyer and the Seller shall deliver to each other (A) counterparts to the ADSX Escrow Agreement duly executed by ADSX and the Seller and (B) counterparts to the Section 116 Escrow Agreement duly executed by the Buyer and the Holder;

(vi) the Seller shall duly execute and deliver to ADSX an irrevocable proxy in the form attached hereto as Exhibit B;

(vii) the Buyer shall deliver to the Seller counterparts to (A) a Registration Agreement between ADSX and the Seller in the form attached hereto as Exhibit C (the “ADSX Registration Agreement”) duly executed by ADSX, and (B) a Registration Agreement between VeriChip and the Seller in the form attached hereto as Exhibit D (the “VeriChip Registration Agreement” and, together with the ADSX Registration Agreement, the “Registration Agreements”) duly executed by VeriChip; and

(viii) the Buyer, the Company, the Holder and the Seller shall make such other deliveries as are required by and in accordance with Article 2 hereof.

1.3 [Intentionally Omitted].

1.4 The Second Payment.

(a) Issuance. At the Closing, ADSX will issue and deliver to the Seller (as the assignee of the Holder) a number of duly authorized, validly issued, fully-paid and non-assessable shares of ADSX common stock (the “ADSX Shares”), free and clear of all Liens (other than encumbrances under this Agreement) and preemptive rights, equal to $3 million divided by the Trailing Price as of the Closing. The Seller hereby agrees that, until the earlier of the Election Date and the VeriChip Exchange Date, and unless ADSX otherwise consents, the Seller shall not sell, assign or otherwise transfer or dispose of the ADSX Shares other than to ADSX or to the Seller’s limited partners, Prairie Capital II, L.P., SE Capital Fund I, L.P., Banc One Capital Partners II, LLC, Dan Gunther and Lee Buchanan (provided each such Person executes a counterpart to this Agreement, agreeing to be bound by all of the provisions hereof respecting the ADSX Shares and the Second Payment to the same extent as the Seller). The ADSX Shares may contain only the following Securities Act and transfer legends (respectively):

(i) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR IN COMPLIANCE WITH RULE 144 OR PURSUANT TO ANOTHER EXEMPTION. THE SECURITIES ARE ALSO SUBJECT TO PROVISIONS OF A REGISTRATION AGREEMENT.”

(ii) “THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE SHARE PURCHASE AGREEMENT, DATED AS OF JUNE 10, 2005 (AS THE SAME MAY BE AMENDED FROM TIME TO TIME), BETWEEN THE ISSUER (THE “COMPANY”) AND CERTAIN OTHER PERSONS, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE. THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AN IRREVOCABLE PROXY DATED JUNE 10, 2005, A COPY OF WHICH IS

ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AN ESCROW AGREEMENT DATED JUNE 10, 2005, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. THE FOREGOING PROXY AND ESCROW AGREEMENT SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

Notwithstanding the foregoing but in each case subject to any applicable delivery requirements pursuant to the immediately following paragraph, (A) promptly upon the request of the Seller (but in any event within 5 business days, although no earlier than the Election Date), ADSX shall remove the legend in clause (ii) above from the certificate for such shares, (B) if after the Election Date any such ADSX shares become eligible for sale pursuant to Rule 144(k), ADSX shall deliver a new certificate which bears only a legend requiring compliance with the requirements Rule 144(k), as applicable, promptly (but in any event within 10 business days) upon the request of the holder thereof, (C) on or after the Election Date, upon the request of the holder thereof in connection with a distribution to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, ADSX shall as promptly as practicable deliver a new certificate which does not bear the Securities Act legend, (D) ADSX shall as promptly as practicable deliver a new certificate which does not bear the Securities Act legend upon registration of the ADSX Shares pursuant to the ADSX Registration Agreement and (E) if in connection with any transfer of the ADSX Shares (other than those described in the previous clauses of this paragraph) the holder thereof delivers to ADSX an opinion of Kirkland & Ellis LLP or such other counsel which (to ADSX’s reasonable satisfaction) is knowledgeable in securities law matters to the effect that no subsequent transfer of the ADSX Shares shall require registration under the Securities Act, then ADSX promptly (but in any event within 10 business days) upon such contemplated transfer shall deliver a new certificate which does not bear the Securities Act legend.

Upon receipt by ADSX (or ADSX’s designated representative) of a representation letter (or a facsimile thereof) in a form reasonably acceptable to ADSX from a selling holder indicating such selling holder’s intent to transfer a number of ADSX Shares in a transfer exempt from the registration of the Securities Act (other than pursuant to Rule 144) in compliance with the representation letter and any other reasonably requested and customary delivery requirements, ADSX will deliver promptly (but in any event with sufficient time for the applicable time period in the immediately preceding paragraph to be met) to its transfer agent an opinion or letter of instruction enabling such selling holder to sell its ADSX Shares in the transaction(s) in accordance with the terms of the representation letter. If ADSX is not of the opinion that such transfer is exempt from the registration requirements of the Securities Act, then ADSX shall promptly (but in any event with sufficient time for the applicable time period in the immediately preceding paragraph to be met) provide written notice thereof to the selling holder, and thereafter upon ADSX’s receipt of an opinion from Kirkland & Ellis LLP or other legal counsel which (to ADSX’s reasonable satisfaction) is knowledgeable in securities law matters that such transfer is exempt from the registration requirements of the Securities Act ADSX shall deliver promptly (but in any event with sufficient time for the applicable time period in the immediately preceding paragraph to be met) to its transfer agent a letter of instruction enabling such selling holder to sell its ADSX Shares in the transaction(s) in accordance with the terms of the representation letter. ADSX shall reimburse the Seller and hold the Seller harmless against the payment of all fees and expenses incurred by the Seller in complying with the terms of this Agreement with respect to a transfer of securities exempt from the registration requirements of the Securities Act (including, without limitation, reasonable attorneys’ fees, including those incurred in connection with the delivery of opinions of counsel).

(b) True-up.

(i) On the earliest of the VeriChip Exchange Date (immediately prior to the VeriChip Exchange), the Election Date and the VeriChip Exchange Right Termination Date (such date, the “Measurement Date”), (1) if (I) the product of the number of ADSX Shares multiplied by the Trailing Price as of the Measurement Date (such product, the “ADSX Share Value”) is less than (II) $3 million minus the aggregate Indemnification Offset Amount (if any) to be included under this Section 1.4(b)(i) pursuant to Section 7.2(f) (such difference in this clause (II), the “Target ADSX Share Value”), then ADSX will issue to the Seller for no additional consideration an additional number of duly authorized, validly issued, fully-paid and non-assessable shares of ADSX common stock (which thereafter will be considered “ADSX Shares”), free and clear of all Liens (other than encumbrances under this Agreement), preemptive rights and restrictive legends (unless otherwise provided herein) equal to (i) the amount by which the ADSX Share Value is less than the Target ADSX Share Value divided by (ii) the Trailing Price as of the Measurement Date, and (2) if the ADSX Share Value is greater than the Target ADSX Share Value, then the Seller will transfer to ADSX for no additional consideration, free and clear of all Liens, a number of ADSX Shares equal to (i) the amount by which the ADSX Share Value is greater than the Target ADSX Share Value divided by (ii) the Trailing Price as of the Measurement Date. The actions described in this paragraph are referred to as the “True-Up.”

(ii) Notwithstanding the foregoing, in no event shall ADSX be required to issue all of the additional shares of ADSX common stock to the Seller otherwise required to be issued in the True-Up if the aggregate number of shares of ADSX common stock issued or issuable under the Satellite Securities Purchase Agreement dated June 9, 2005, and the Warrants and the Senior Unsecured Notes issued in connection therewith, together with the ADSX Shares issued at Closing and any additional shares of ADSX common stock required to be issued under Section 1.4(b)(i) hereof, would exceed 19.99% of the number of shares of ADSX common stock outstanding on the date hereof (subject to adjustment upon a stock split, stock dividend or similar event) (the “Cap Amount”). If the number of ADSX shares to be issued under Section 1.4(b)(i) would cause ADSX to exceed the Cap Amount, ADSX on the date of the True-Up shall (A) issue such number of shares of ADSX common stock which do not cause ADSX to exceed the Cap Amount and (B) pay the Seller an amount in cash within five business days of the Measurement Date by wire transfer of immediately available funds equal to the product of the number of shares of ADSX common stock which are not issued to the Seller under this Section 1.4(b) because they would cause ADSX to exceed the Cap Amount multiplied by the Trailing Price as of the Measurement Date.

(c) VeriChip Exchange.

(i) If VeriChip consummates an initial public offering of its common stock under the Securities Act (an “IPO”) on or before the VeriChip Exchange Right Termination Date, then on the VeriChip Exchange Date (immediately after the True-Up) the Seller will transfer to VeriChip a number of ADSX Shares which, when multiplied by the Trailing Price as of the Measurement Date, equals an amount equal to the lesser of $2 million and the Target ADSX Share Value (the “Initial VeriChip Share Value”), free and clear of all Liens, and in exchange therefor VeriChip will issue to the Seller a number of duly authorized, validly issued, fully-paid and non-assessable shares of VeriChip common stock (the “VeriChip Shares”), free and clear of all Liens, preemptive rights and restrictive legends (unless otherwise provided herein) equal to (A) the Initial VeriChip Share Value divided by (B) the price at which shares of VeriChip common stock are issued to the public in the VeriChip IPO (the “VeriChip Exchange”). VeriChip shall provide the Seller with written notice at least two (2) business days before the consummation of an IPO. Any VeriChip Shares issued pursuant to this Section 1.4(c)(i) shall be accompanied by an opinion letter from Michael Krawitz or such other counsel to VeriChip as may be reasonably acceptable to the Seller, addressed to the Seller, giving such counsel’s opinion that the VeriChip Shares then being issued are validly issued, fully paid and non-assessable.

(ii) If the managing underwriter(s) of VeriChip’s IPO (A) pursuant to Section 1(a) of the VeriChip Registration Agreement do not permit the VeriChip Shares to be included in a Form S-1 shelf registration statement effective on the date VeriChip consummates its IPO and (B) require as a condition to such IPO that both (I) all VeriChip shareholders that (together with their Affiliates) own at least as many shares of VeriChip common stock as the Seller and (II) all members of ADSX’s, VeriChip’s or the Buyer’s senior management which hold shares of VeriChip common stock enter into a lock-up agreement, then as a condition to the VeriChip Exchange the Seller will enter into a customary lock-up agreement for the period (the “Lock-Up Period”) beginning on the date of the VeriChip IPO and ending on the earliest of (1) the date required by the managing underwriter(s), (2) the earliest date on which any shareholder immediately prior to the IPO that (together with its Affiliates) owns at least as many shares of VeriChip common stock as the Seller or (II) any member of ADSX’s, VeriChip’s or the Buyer’s senior management which hold shares of VeriChip common stock is no longer subject to a lock-up and (3) 180 days after VeriChip consummates its IPO.

(iii) “VeriChip Exchange Right Termination Date” means (A) September 30, 2006, if either (or both) (1) VeriChip delivers a No Extension Certification to the Seller or (2) the Seller delivers an Early Termination Notice or (B) December 31, 2006, if VeriChip does not deliver to the Seller a No Extension Certification and the Seller does not deliver to VeriChip an Early Termination Notice. “No Extension Certification” means written notice delivered by VeriChip to the Seller on or after August 1, 2006, but before September 1, 2006, representing and certifying that VeriChip is not preparing for an IPO of VeriChip which is reasonably likely to occur on or before December 31, 2006. “Early Termination Notice” means written notice delivered by the Seller to VeriChip before September 30, 2006, stating that the Seller elects that the VeriChip Exchange Right Termination Date be September 30, 2006.

(d) Price Protection Provisions. If pursuant to Section 1(a) of the VeriChip Registration Agreement the managing underwriter(s) of VeriChip’s IPO do not permit the VeriChip Shares to be included in a Form S-1 shelf registration statement on the date VeriChip consummates its IPO, then the Seller at its sole election may at any time and from time to time on up to four occasions prior to the “Required Registration” as defined in the VeriChip Registration Agreement (the “VeriChip Required Registration”) is declared effective provide written notice to VeriChip (each, a “Sale Notice”) that it desires to sell to VeriChip all or any portion of the VeriChip Shares (the portion so offered to be sold, the “Offered Shares”). VeriChip at its sole election may elect to repurchase such Offered Shares at a price per Offered Share equal to the VeriChip VWAP Price (determined as of the date the Seller delivered the Sale Notice) by delivering written notice of such election to the Seller within two business days of receipt of the Seller’s Sale Notice, in which case the repurchase will be consummated within five business days following VeriChip’s acceptance of such offer. At the closing of the repurchase, the Seller will deliver to VeriChip the Offered Shares, free and clear of all Liens, and VeriChip will deliver to the Seller by wire transfer of immediately available funds to an account designated by the Seller an amount equal to the number of Offered Shares times the VeriChip VWAP Price (determined as of the date the Seller delivered the Sale Notice). If (i) VeriChip does not elect to repurchase any Offered Shares or does not consummate any repurchase of any Offered Shares in accordance with the foregoing, and (2) the VeriChip VWAP Price as of the date immediately prior to the date the VeriChip Required Registration is declared effective is less than the price paid by the public for a share of VeriChip’s common stock in VeriChip’s IPO, then on the date (but prior to the time) the VeriChip Required Registration is declared effective VeriChip will issue to the Seller for no additional consideration an additional number of duly authorized, validly issued, fully-paid and non-assessable shares of VeriChip common stock (which thereafter will be considered “VeriChip Shares”), free and clear of all Liens (other than encumbrances under this Agreement), preemptive rights and restrictive legends, equal to (i) such amount by which the VeriChip VWAP Price as of the date the VeriChip Required Registration is declared effective is less than the price paid by the public for a share of VeriChip’s common stock in VeriChip’s IPO multiplied by (ii) the number of Offered Shares which the Company did not repurchase pursuant to this Section 1.4(d).

(e) Cash Payment Election Right. If VeriChip does not consummate an IPO on or before the VeriChip Exchange Right Termination Date, then during the 60 day-period beginning on the VeriChip Exchange Right Termination Date the Seller by written notice to the Buyer and ADSX may demand (the “Election Right” and the date on which such notice is delivered the “Election Date”) either (i) registration of the ADSX Shares under the ADSX Registration Agreement or (ii) payment of $2,500,000 in immediately available funds pursuant to Section 1.4(f) below, upon the payment of which (and as a condition thereto) the Seller shall transfer to ADSX for no additional consideration the ADSX Shares, free and clear of all Liens. In the event the Seller does not exercise the Election Right on or before the 60th day after the VeriChip Exchange Right Termination Date the Seller shall be deemed to have elected option (i).

(f) Second Cash Payment Obligation. Upon the Seller’s exercise of the Election Right demanding $2,500,000 pursuant to Section 1.4(e)(ii) above, VeriChip shall pay to the Seller $2,500,000 (the “Cash Second Payment Obligation”) by wire transfer of immediately available funds to the account(s) designated by the Seller within five business after such demand (plus simple interest thereon from the date of demand through and including the date of payment at an interest rate equal to the Prime Rate, if not paid within five business days as obligated herein). VeriChip’s obligations under this Section 1.4(f) shall be absolute and unconditional, shall not be subject to any setoff (except as set forth in Section 1.4(b)(i) and Section 7.2(f)) or counterclaim and shall not be affected by any recharacterization. In the event that, for any reason, VeriChip is required to turn over, remit or disgorge any portion of the Cash Second Payment Obligation which has been made to any person for any reason, such amounts shall be immediately and automatically reinstated and shall be due and payable obligations of VeriChip. VeriChip agrees that any delay on the part of the Seller in exercising any rights under this Section 1.4(f) shall not operate as a waiver of such rights.

(g) Guaranty of Obligations. ADSX (for purposes of this Section 1.4(g), the “Guarantor”) hereby unconditionally guarantees (i) the timely, full and complete payment and performance by VeriChip of all covenants and agreements contained in Section 1.4(f); provided that, without limiting the foregoing or any other obligations of ADSX or any other party, ADSX automatically and without further notice shall be obligated to satisfy the Cash Second Payment Obligation (including simple interest thereon from the date of demand through and including the date of payment at an interest rate equal to the Prime Rate) if VeriChip has not satisfied such obligation within five business days after demand; and (ii) the timely, full and complete payment and performance by the Buyer of all of its obligations under this Agreement; and (iii) the timely, full and complete performance by VeriChip of all of its obligations under the VeriChip Registration Agreement. The obligation of the Guarantor is primary, absolute and unconditional, is a continuing guaranty, and shall remain in force at all times hereafter, until all of each primary obligor’s and the Guarantor’s obligations hereunder have been satisfied in full. ADSX hereby waives notice, presentment, demand, protest and notice of dishonor of any of the liabilities or obligations guaranteed pursuant to clause (i) of this Section 1.4(g), and hereby waives any failure to promptly commence suit against any party or to give any notice to or make any claim or demand upon Guarantor or other Person respecting such liabilities or obligations guaranteed pursuant to clause (i) of this Section 1.4(g). Guarantor further agrees that this guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment, or any part thereof, is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Person, or otherwise, all as though such payment had not been made. This guaranty shall inure to the benefit of the Holder and the Seller. There shall be no duty or obligation upon the Holder or the Seller (i) to proceed against any other Person, (ii) to initiate any proceeding or exhaust any remedy against any other Person, or (iii) to give any notice to the Guarantor whatsoever before bringing suit, or instituting proceedings of any kind against the Guarantor for any of the liabilities or obligations guaranteed pursuant to clause (i) of this Section 1.4(g). Until all of the obligations of the Buyer, the Company and VeriChip under this Agreement and the VeriChip Registration Agreement have been satisfied in full, the Guarantor shall have no right of subrogation and hereby waives any right to enforce any remedy which the Seller now has or may hereafter have against the Guarantor. All rights and remedies under this Section 1.4(g) are cumulative and those granted hereunder are in addition to any rights and remedies available under law.

(h) Covenant Regarding ADSX Share Escrow Agreement. The Buyer and the Seller acknowledge and agree that (i) the ADSX Escrow Agreement requires a joint direction executed by both of them be delivered to the Escrow Agent (as defined in the ADSX Escrow Agreement) as a condition to any release of the certificate evidencing the ADSX Shares from the escrow established by the ADSX Escrow Agreement and (ii) the Buyer and the Seller shall deliver a joint direction to the Escrow Agent instructing the release to the Seller of the certificate evidencing the ADSX Share in connection with the Measurement Date (which notice shall be delivered reasonably in advance of the Measurement Date, if the Measurement Date is the VeriChip Exchange Date or the VeriChip Exchange Right Termination Date, and on the Measurement Date, if the Measurement Date is the Election Date), and the escrow established by the ADSX Escrow Agreement shall terminate upon such release.

1.5 Section 116 Certificate. If a certificate issued by the Minister of National Revenue under section 116 of the Income Tax Act (Canada) (such certificate, a “Section 116 Certificate,” and such Act, the “Tax Act”) in respect of the disposition of the Shares by the Holder to the Buyer, specifying a certificate limit in an amount which is not less than the Estimated Purchase Price, is not delivered to the Buyer on or before Closing, then the Buyer shall withhold from the payment to be made to the Holder under Section 1.1 an amount equal to 25% of the amount, if any, by which the portion of the Estimated Purchase Price exceeds the certificate limit in respect of any Section 116 Certificate issued in connection with the disposition of the Shares by the Holder to the Buyer (the “Withheld Amount”). The Withheld Amount will be deposited by the Buyer into an escrow account pursuant to the terms and conditions of an Escrow Agreement substantially in the form attached hereto as Exhibit E (the “Section 116 Escrow Agreement”) to be governed by the terms and conditions set forth therein.

ARTICLE 2

CONDITIONS TO CLOSING

2.1 Conditions to the Buyer’s Obligations. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in Articles 3 and 4 hereof shall be true and correct in all material respects;

(b) The Company, the Holder and the Seller shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) All consents that are set forth on Schedule 4.3 shall have been obtained;

(d) All material governmental filings, consents, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been made and obtained;

(e) No action or proceeding before any court or government body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(f) The Company, the Holder or the Seller, as the case may be, shall have delivered to the Buyer each of the following:

(i) an Officer’s Certificate of the Company in the form set forth in Exhibit F attached hereto, dated the Closing Date, stating that the preconditions specified in subsections (a) through (e) hereof, inclusive, as they relate to the Company, the Holder and the Seller have been satisfied;

(ii) copies of the third party and governmental consents required by subsections (c) and (d) above;

(iii) the share certificates representing the Shares, duly endorsed for transfer or accompanied by duly executed stock transfer powers;

(iv) all minute books, ledgers and registers, corporate seals and other corporate records relating to the organization, ownership and maintenance of the Company;

(v) resignations effective as of the Closing Date from each of the members of the Company’s Board of Directors and officers of the Company (but for the avoidance of doubt not including a resignation by Daniel A. Gunther in his capacity as an employee of the Company);

(vi) a copy of the Company’s certificate and articles of amalgamation and bylaws (the “Organizational Documents”);

(vii) a Certificate of Status with respect to the Company from Ontario’s Ministry of Consumer and Business Services;

(viii) resolutions of the Company, the Holder and the Seller authorizing the Company’s entering into this Agreement and the transactions contemplated hereby; and

(ix) an opinion of Kirkland & Ellis LLP, counsel to the Seller, dated as of the Closing Date, in substantially the form attached hereto as Exhibit G, an opinion of McMillan Binch Mendelsohn LLP, special counsel to the Company, dated as of the Closing Date, in substantially the form attached hereto as Exhibit H, and an opinion of Allen & Overy, counsel to the Holder, dated as of the Closing Date, in substantially the form attached hereto as Exhibit I;

(g) The transactions contemplated hereby shall have been approved by the Buyer’s, VeriChip’s and ADSX’s Boards of Directors; and

(h) The Company shall have Total Operating Assets as of the open of business on the Closing Date of no less than $4,476,000.

The Buyer may waive any condition specified in this Section 2.1 if it executes a writing so stating at or prior to the Closing; provided that if the Closing is consummated, all such conditions shall be deemed to have been satisfied.

2.2 Conditions to the Holder’s and the Seller’s Obligations. The obligations of the Holder and the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in Article 5 hereof shall be true and correct in all material respects;

(b) The Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) All material governmental filings, consents, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained;

(d) No action or proceeding before any court or government body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e) ADSX and VeriChip shall have entered into the ADSX Registration Agreement and VeriChip Registration Agreement, respectively, and such agreements shall be in full force and effect as of the Closing;

(f) The Buyer shall have delivered to the Seller each of the following:

(i) an Officer’s Certificate in the form set forth as Exhibit J attached hereto, dated the Closing Date, stating that the preconditions specified in subsections (a) through (e) hereof, inclusive, as they relate to the Buyer have been satisfied;

(ii) a copy of VeriChip’s and ADSX’s respective certificates of incorporation and bylaws;

(iii) a Certificate of Status with respect to the Buyer from the appropriate Authority in British Columbia and certificates of good standing with respect to VeriChip and ADSX from the Delaware and Missouri Secretaries of State, respectively; and

(iv) an opinion of Thompson Coburn LLP, counsel to ADSX, dated as of the Closing Date, in substantially the form attached hereto as Exhibit K, and an opinion of Michael Krawitz, counsel to VeriChip, dated as of the Closing Date, in substantially the form attached hereto as Exhibit L;

(g) The Closing Transactions set forth in Sections 1.2(b)(ii), (iii), (iv) (v) and (vii) shall have been completed; and

(h) Simultaneously with the Closing as a reduction to the Closing Payment as set forth in Section 1.1, the Buyer shall repay or cause the Company to repay, on behalf of the Company, in full all amounts necessary to discharge fully the then outstanding balance of the indebtedness for borrowed money described on Schedule 1.1 (and any accrued interest and related fees and expenses) by wire transfer of immediately available funds to the accounts designated by the creditors listed on Schedule 1.1.

The Seller (on behalf of itself and the Holder) may waive any condition specified in this Section 2.2 if the Seller executes a writing so stating at or prior to the Closing; provided that if the Closing is consummated, all such conditions shall be deemed to have been satisfied.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES
OF THE HOLDER AND THE SELLER

The Holder and the Seller hereby jointly and severally represent and warrant to the Buyer as of the Closing Date as follows:

3.1 Execution, Delivery; Valid and Binding Agreements. This Agreement has been duly executed and delivered by such Person, and assuming that this Agreement is the valid and binding obligation of the Buyer, ADSX and VeriChip, this Agreement constitutes the valid and binding obligation of such Person, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, similar laws of debtor relief and general principles of equity.

3.2 Authority. Such Person has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder (in the case of the Holder including, without limitation, all right, power, capacity and authority to sell, transfer and convey the Shares as provided by this Agreement, subject to applicable federal, provincial and state securities law restrictions).

3.3 Ownership of Shares. The Holder is the beneficial and record owner of all of the issued and outstanding shares of the Company, consisting of 6,251,601 Shares of common stock. On the Closing Date, the Holder shall transfer to the Buyer title to such Shares, free and clear of all Liens, options, proxies, voting trusts or agreements and other restrictions, other than Permitted Liens, applicable federal, provincial and state securities law restrictions and those set forth in the Organizational Documents. The Seller is the beneficial and record owner of all of the issued and outstanding ordinary shares of the Holder.

3.4 Investment Representation. The Holder is acquiring the ADSX Shares to transfer them immediately to the Seller. The Seller is acquiring the ADSX Shares for its own account with the present intention of holding the ADSX Shares for investment purposes and not with a view to or for sale in connection with any public distribution of the ADSX Shares in violation of any federal or state securities laws. Each of the Holder and the Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the ADSX Shares. Each of the Holder and the Seller acknowledges that the ADSX Shares have not been registered under the Securities Act or any state or foreign securities laws and that the ADSX Shares may not be sold, transferred, offered for sale, pledged hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

3.5 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller or the Holder other than the fees and expenses of Harris Nesbitt Corp. which shall be paid by the Seller or the Holder.

3.6 Residency. The Holder is a non-resident of Canada for purposes of the Tax Act.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE HOLDER AND THE SELLER

The Company, the Holder and the Seller hereby jointly and severally represent and warrant to the Buyer that, except as disclosed on the Schedules attached hereto:

4.1 Organization and Corporate Power. The Company is a corporation amalgamated and duly organized under the laws of the Province of Ontario and is in good standing with respect to the filing of annual reports, and the Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect. The Company is not required to be extra-provincially registered to do business in any jurisdiction other than Ontario, except where the failure to be so registered would not have a Material Adverse Effect.

4.2 No Subsidiaries. The Company does not own, control or hold the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity.

4.3 Authorization; No Breach.

(a) The Company has full power and authority to enter into this Agreement and the agreements contemplated hereby to which the Company is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby to which the Company is a party have been duly authorized by the Board of Directors and (to the extent required) the shareholder(s) of the Company and no other corporate proceedings on their part are necessary to authorize this Agreement and the agreements contemplated hereby and the transactions contemplated hereby and thereby. Assuming that this Agreement and any other agreements contemplated hereby to be executed and delivered by the Company are valid and binding obligations of the Buyer, ADSX and/or VeriChip, as the case may be, this Agreement and all other agreements contemplated hereby to be entered into by the Company each constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy laws, similar laws of debtor relief and general principles of equity.

(b) Except as set forth on Schedule 4.3, the execution, delivery and performance of this Agreement by the Company, the Holder and the Seller and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any breach of any of the provisions of, or constitute a default under (whether with or without due notice, the passage of time or both), result in a violation of, result in the creation of any Lien (other than Permitted Liens) upon the Shares or any assets of the Company, give any third party the right to modify, terminate or accelerate any obligation under, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Organizational Documents or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Company is bound, or any material law, statute, rule, regulation, order, judgment or decree to which the Company is subject, in each case except for such conflicts, breaches, defaults, violations, Lien creations, rights the exercise of which or requirements the failure of which to meet would not have a Material Adverse Effect.

4.4 Capitalization. The authorized capital stock of the Company consists of an unlimited number of preferred shares and an unlimited number of common shares, of which no preferred shares are outstanding and of which 6,251,601 common shares (which constitute the Shares) are outstanding. As of the date hereof, all of the issued and outstanding Shares of the Company are owned of record by the Holder and are free and clear of any Liens other than Permitted Liens. All of the outstanding Shares of the Company have been duly authorized and are validly issued, fully paid and non-assessable. Except as set forth on Schedule 4.4, the Company does not have any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except as set forth on Schedule 4.4, there are no rights, subscriptions, warrants, options, conversion rights, preemptive rights, rights of first refusal, shareholder agreements, or agreements of any kind outstanding to purchase or otherwise acquire any shares of Shares or other equity securities of the Company of any kind. Except as set forth on Schedule 4.4, there are no agreements or other obligations (contingent or otherwise) which require the Company to repurchase or otherwise acquire or retire any shares of the Company or other equity securities. No shares of capital stock of the Company are currently reserved for issuance for any purpose or upon the occurrence of any event or condition. Other than this Agreement, there are no existing contracts or options between the Holder or the Seller on the one hand, and any other Person, on the other hand, regarding the Shares. There are no contracts between or among the Holder, the Seller or any other Persons that are binding upon the Company with respect to the voting, transfer, encumbrance of the Company’s capital stock or options to acquire capital stock or securities that are exchangeable or convertible into capital stock of the Company or with respect to any aspect of the Company’s governance or dividends or distributions. The shareholder’s ledger of the Company that has been delivered to the Buyer for inspection prior to the date hereof is complete and correct. The Company has not redeemed any securities in violation of any contract, order or regulation.

4.5 Financial Statements.

(a) The Company has furnished the Buyer with copies of (i) its unaudited consolidated balance sheet as of April 2, 2005, and the related statements of operations, shareholders’ equity and cash flows for the three-month period then ended (such balance sheet is referred to herein as the “Latest Balance Sheet”), and (ii) its audited consolidated balance sheet and statements of income and cash flows for the fiscal years ended December 31, 2004, December 31, 2003, and December 31, 2002 (the “Financial Statements”). Such financial statements have been based upon the information contained in the Company’s books and records, have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of the Company as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments. Schedule 4.5(a) hereof is a true and complete copy of the management representation letter provided by certain members of the Company’s management to its auditors in connection with the audit of its 2004 Financial Statements.

(b) Except as set forth on Schedule 4.5(b), the Company does not have any liabilities, guarantees, indebtedness or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) (“Liabilities”) in excess of $50,000 individually or in the aggregate arising out of transactions entered into at or prior to the Closing or any state of facts existing at or prior to the Closing, other than (i) Liabilities reflected on the Latest Balance Sheet of the Company or Liabilities of a nature not required to be reflected on a balance sheet in accordance with GAAP, (ii) Liabilities that have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability resulting from breach of a contract, breach of warranty, tort, infringement or a claim), (iii) Liabilities under contracts or commitments disclosed on Schedule 4.9, Schedule 4.4 or Schedule 4.14 or under contracts or commitments not required to be disclosed thereon (but not liabilities for breaches thereof) and (iv) Liabilities under this Agreement or in connections with the negotiation, execution and delivery of this Agreement and the other instruments required to be delivered by this Agreement and the consummation of the transactions contemplated hereby.

(c) Except as described on Schedule 4.5(c), (i) there are (and since January 1, 2004, there have been) no contracts, agreements, loans, business dealings or other transactions between (A) the Company, on the one hand, and (B) the Holder, the Seller and any Affiliate of the foregoing (other than the Company), or any partner, director or officer of the Holder, the Seller or any of their respective Affiliates (other than the Company), on the other hand, and (ii) neither the Seller nor the Holder nor any of their Affiliates (other than the Company) has (since January 1, 2004) engaged in any transaction relating to the Company that was for the Company’s benefit and which would be required to be reported on the Company’s financial statements if engaged in by the Company but was not so reported.

(d) No Person has guaranteed, or provided any financial accommodation of, any indebtedness, obligation or liability of the Company or for the benefit of the Company for the periods covered by the Financial Statements other than the Holder’s and the Seller’s guaranties of and related security arrangements respecting the Company’s senior and subordinated indebtedness and as set forth in the Financial Statements.

4.6 Absence of Certain Developments. The Company’s Total Operating Assets as of the open of business on the Closing Date are at least $4,476,000. Except as set forth on Schedule 4.6 or as otherwise contemplated by this Agreement, since the date of the Latest Balance Sheet, the Company has not:

(a) borrowed any amount or incurred or become subject to any material liabilities, except liabilities incurred in the ordinary course of business, liabilities under contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements;

(b) mortgaged, pledged or subjected to any lien, charge or other encumbrance, any portion of its assets, except Permitted Liens;

(c) sold, assigned or transferred any of its tangible assets, except in the ordinary course of business;

(d) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

(e) suffered any material damage, destruction or extraordinary losses, whether or not covered by insurance;

(f) issued, sold, assigned or transferred any of its Shares or other equity securities, securities convertible into its Shares or other equity securities or warrants, options or other rights to acquire its Shares or other equity securities, or any bonds or debt securities;

(g) declared or paid any dividends or made any distributions on the Company’s Shares or other equity securities or redeemed or purchased any shares of the Company’s Shares or other equity securities or, other than pursuant to contracts or commitments disclosed on Schedule 4.9, made any other payments to the Seller, the Holder or any of their respective Affiliates (other than the Company);

(h) to the Knowledge of the Company, had any change in its assets, liabilities, financial condition, prospects or operations that individually or in the aggregate has had or is reasonably expected to have a Material Adverse Effect;

(i) had any resignation or termination, or any hiring or engagement of, any manager, officer, key employee or group of employees of the Company; and the Company has no Knowledge of the impending resignation or termination of employment of any such director, officer, key employee or group of employees, except as provided for in this Agreement or on Schedule 4.6;

(j) had any change in its obligations by way of guaranty, endorsement, indemnity, warranty or otherwise that has had a Material Adverse Effect;

(k) waived any rights of material value or material debt owed to it;

(l) made any direct or indirect loans to any shareholder, employee, officer or director of the Company, the Seller, or the Holder, other than advances to employees in the ordinary course of business;

(m) materially changed any compensation arrangements or agreements with any employee, officer, director or shareholder of the Company, the Seller or the Holder, other than as required under agreements or Plans disclosed on Schedule 4.9 or 4.14 to this Agreement or in the ordinary course of business;

(n) adopted a plan of liquidation or resolutions providing for liquidation, dissolution, merger, consolidation or other reorganization of the Company;

(o) made any material amendments to any agreement to which it is a party or by which it is bound;

(p) changed its accounting methods or principles or booked any write-down, write-up or revaluation of any assets of the Company;

(q) failed to promptly pay and discharge current liabilities, or entered into an agreement with any party to extend the payment of any current liability;

(r) taken any action outside of the ordinary course of business with the intent of increasing Total Operating Assets for purposes of meeting the condition contained in Section 2.1(h) of this Agreement or otherwise under this Agreement;

(s) to the Knowledge of the Company, suffered any adverse allegation or finding by any governmental agency or Authority; or

(t) committed orally or in writing to do any of the foregoing.

4.7 Title to Properties.

(a) The real property covered by the leases described on Schedule 4.7(a) constitutes all of the real property leased by the Company. The leases described on Schedule 4.7(a) are in full force and effect, and the Company holds a valid and existing leasehold interest under each of the leases for the term set forth on Schedule 4.7(a). None of the Company, the Holder or the Seller has received any written notice of any, and there exists no, event of default by the Company or event which constitutes or would constitute (with notice or lapse of time or both) a default by the Company under any such lease. All rent and other amounts due and payable with respect to the Company’s leases have been paid through the date of this Agreement. All lessors under any real property leases being transferred hereunder have consented (where such consent is required under the lease) to the consummation of the transactions contemplated by this Agreement. None of the Seller, the Holder or the Company has received written notice that the landlord with respect to any real property lease would refuse to renew such lease upon expiration of the period thereof, upon substantially the same terms, except for rent increases consistent with past experience or market rentals. The Company has delivered to the Buyer complete and accurate copies of each of the leases described on Schedule 4.7(a), and none of the leases have been modified, except to the extent that such modifications are disclosed by the copies delivered to the Buyer.

(b) The Company does not own any real property.

(c) The Company is the owner of and has good and marketable title to all material items of its personal property, tangible and intangible, and other assets shown on the Latest Balance Sheet free and clear of all Liens except Permitted Liens, except (i) such personal property which has been disposed of in the ordinary course of business since the date of the Latest Balance Sheet, and (ii) such items as are set forth on Schedule 4.7(c).

4.8 Tax Matters.

(a) The Company has filed all federal and all foreign, provincial, state, county and local income, excise, property and other Tax Returns which are required to be filed by it. Except as set forth on Schedule 4.8, all Taxes due and payable have been fully paid or properly accrued (whether or not shown on any return). All of the Company’s Tax Returns are true and correct in all material respects, to the Company’s Knowledge the provision for taxes on the Latest Balance Sheet is sufficient for all accrued and unpaid Taxes as of the date thereof, and all Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued.

(b) The Company has not extended the time within which to file any Tax Return. No claim has been made in writing, or to Company’s Knowledge otherwise, by an authority in a jurisdiction where the Company currently does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or which are being contested in good faith) upon any of the assets of Company.

(c) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) The Company will not be required to include any item of income exceeding $25,000 in, or exclude any material item of deduction exceeding $25,000 from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date; or

(ii) prepaid amount received on or prior to the Closing Date.

(e) Except as specified on Schedule 4.8, the Company has not:

(i) made any election under s. 85 of the Tax Act with respect to the acquisition or disposition of any assets;

(ii) made any election under s. 83 of the Tax Act with respect to the payment out of the capital dividend account of the Company;

(iii) acquired or had the use of any assets from a person with whom it was not dealing at arm’s length other than at fair market value;

(iv) disposed of any assets to a person with whom it was not dealing at arm’s length (within the meaning of the Tax Act) for proceeds less than the fair market value thereof; or

(v) discontinued carrying on any business in respect of which non-capital losses were incurred, and any non-capital losses which the Company has are not losses from property or business investment losses.

(f) The Company has made all elections required to be made under Part III of the Tax Act in connection with any distributions by the Company and all such elections were true and correct and in the prescribed form and were made within the prescribed time periods.

(g) There are no contingent Tax liabilities nor any grounds which could prompt a reassessment of Taxes.

(h) The Financial Statements and schedules filed with the income Tax Returns as filed by the Company for each of its taxation years commencing after 2001 reflect and disclose, to the extent required by the Tax Act or other applicable revenue laws, all material related-party transactions to which the Company was a party.

(i) With respect to the goods and services tax under the Excise Tax Act (“GST”):

(i) the Company is registered for GST purposes under registration number 10249 6569 RT0001;

(ii) the Company does not have any material deferred obligations or liabilities under any section of the Excise Tax Act;

(iii) the Company has not supplied property or rendered service to a Person with whom the Company was not dealing at arm’s length (within the meaning of the Tax Act) for proceeds less than the fair market value thereof;

(iv) all GST required to be collected by the Company has been collected and all GST amounts required to be remitted to the Receiver General for Canada have been remitted; and

(v) the reporting period of the Company for purposes of GST is monthly and all GST returns and reports of the Company required by law to be filed have been filed prior to the Closing in a timely manner and are true, complete and correct in all material respects.

4.9 Contracts and Commitments.

(a) Except as set forth on Schedule 4.9, the Company is not a party to any oral or written: (i) collective bargaining agreement or contract with any labor union, (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 4.4 or on Schedule 4.14, (iii) stock purchase plan, option plan or similar plan, (iv) contract for the employment of any officer, employee or other person on a full-time, part-time, or consulting basis, (v) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the Company’s assets, (vi) guaranty of any obligation for borrowed money or other material guaranty, (vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $25,000, (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $25,000, (ix) contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $50,000 or under which an amount in excess of $50,000 remains due to the Company, (x) contract or group of related contracts with the same party for the sale of products or services for each party to whom the Company has sold products or services with a sales price in excess of $200,000 during the last twelve calendar months preceding the date of this Agreement, (xi) contract or non-competition provision in any contract prohibiting the Company from freely engaging in any business or competing anywhere in the world or otherwise limiting in any material respect the use, license, transfer, exploitation, commercialization or sale of the Company’s products, (xii) contract with any officer, director or shareholder (other than for employment on customary terms), (xiii) contract with independent agents, brokers, dealers or distributors not terminable on 60 days or less notice without liability to the Company, (xiv) material sales, commissions, advertising or marketing contract not terminable on 60 days or less notice without liability to the Company or (xv) contract entered into other than in the ordinary course of business and that is material to the Company.

(b) The Buyer has been supplied with a true and correct copy of all written contracts which are listed on Schedule 4.9, together with all amendments, waivers or other changes thereto.

(c) Except as set forth on Schedule 4.9(c), (i) the Company is not in material default under, or in material breach of, and has not cancelled, any contract listed on Schedule 4.9 and, to the Company’s Knowledge, no other party to any contract listed on Schedule 4.9 is in default under, or in breach of or has cancelled any such contract; (ii) to the Company’s Knowledge, no event has occurred that with the passage of time or the giving of notice or both would result in a breach or default under any such contract or agreement; and (iii) each contract and agreement listed on Schedule 4.9 is legal, valid, binding and enforceable against the Company and, to the Company’s Knowledge, the other parties thereto.

4.10 Intellectual Property Rights. Except as set forth on Schedule 4.10, there are no patents, patent applications, trademarks, service marks, trade names, corporate names, domain names, copyrights (but excluding software), or registrations or applications for industrial designs, copyrights, mask works, trademarks or trade dress necessary to the conduct of the Company’s businesses as now conducted. Except as set forth on Schedule 4.10, the Company owns, licenses or otherwise possesses the right to use the Intellectual Property Rights necessary to the conduct of its businesses as now conducted, and, except for licenses disclosed on Schedule 4.10, such rights have not been licensed or assigned to any third party. Any inbound licenses required for the conduct of the Company’s business, as now conducted, will continue to be effective after the Closing, except for any such license that if not effective would not have a Material Adverse Effect. Except as set forth on Schedule 4.10, during the two year period prior to the date of this Agreement, none of the Company, the Seller or the Holder has received any written or, to the Company’s Knowledge, verbal notices, accusations, or allegations of infringement or misappropriation from any third party with respect to the Intellectual Property Rights which are listed on Schedule 4.10. To the Company’s Knowledge, the Company has not infringed during such two year period and is not currently infringing on the Intellectual Property Rights of any other Person. To the Company’s Knowledge, no third parties are using (other than pursuant to licenses disclosed on Schedule 4.10) or infringing the Intellectual Property Rights owned by the Company.

4.11 Litigation. Except as set forth on Schedule 4.11, there are no actions, suits proceedings, or (to the Company’s Knowledge) investigations pending or, to the Company’s, Knowledge, threatened against the Company, at law or in equity, or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely to the Company would have a Material Adverse Effect. Except as set forth on Schedule 4.11 hereto, the Company is fully insured with respect to each of the matters set forth on Schedule 4.11. Except in connection with matters disclosed on Schedule 4.11, the Company has not received any written opinion or memorandum or written advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or obligation which could have an adverse effect in excess of $25,000.

4.12 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company other than the fees and expenses of Harris Nesbitt Corp., which shall be paid by the Seller or the Holder.

4.13 Governmental Consents, etc. Except as set forth on Schedule 4.13, to the Company’s Knowledge, no Permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with any of the execution, delivery or performance of this Agreement by the Company, the Holder or the Seller or the consummation by the Company, the Holder or the Seller of any other transaction contemplated hereby.

4.14 Employee Benefit Plans.

(a) Schedule 4.14 sets forth a complete list of all Plans. Current copies of the Plans listed on Schedule 4.14 and the latest financial statements and actuarial reports for the Plans (if applicable) have been made available to the Buyer.

(b) The Plans are duly registered where required by all applicable law and, to the Company’s Knowledge, there exists no state of facts known to the Company that could jeopardize such status.

(c) With respect to the Plans, all required contributions to be made or remitted under the Plans have been fully paid or remitted to the date hereof in a timely fashion in accordance with the terms of that Plan and all applicable laws.

(d) All material obligations of the Company required to be performed in connection with the Plans and funding media established therefor up to the date hereof have been performed, and to the Company’s Knowledge there are no outstanding material defaults or violations by any party thereto.

(e) Except as described on Schedule 4.14, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or in conjunction with the occurrence of any additional or subsequent events) constitute an event under any Plan that will result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any officer or employee of the Company.

(f) The Company is not a party to any management agreement, pay equity plan, vacation or vacation pay policy, or any bonus, deferred compensation, incentive compensation, stock purchase or option, severance or termination pay, hospitalization or medical expense benefits, employee life or other insurance, supplemental unemployment benefits, profit sharing or retirement plan, program, agreement or arrangement, or to any executive or key personnel incentive or other special compensation arrangement, or to other contracts or agreements with or with respect to officers, employees or agents other than those plans, programs, agreements and arrangements listed and described on Schedule 4.14 (the “Benefit Plans”). The Company does not have any formal plan or commitment to create any additional Benefit Plan or to modify or amend any existing Benefit Plan that would affect any employee, other than such modification or amendment as may be required to secure the continued registration of an existing Benefit Plan with any applicable regulatory authority.

(g) Except as disclosed on Schedule 4.14, none of the Benefit Plans provide benefits, including, without limitation, life insurance or medical benefits, to employees following their retirement or other termination of service.

(h) There are no pending or to the Company’s Knowledge threatened or anticipated Claims against, or otherwise involving, any of the Benefit Plans by an employee or a beneficiary or otherwise, other than routine claims for benefits payable under the Benefit Plan.

4.15 Insurance. Schedule 4.15 hereto sets forth a complete and accurate summary of all insurance policies maintained by the Company, including name of insurer, the types, dates and amounts of coverage, and a statement of the claims pending, as to each policy. All premiums due and payable with respect thereto covering all periods up to and including the Closing Date have been paid. All of such insurance policies are in full force and effect, and no written or, to the Company’s Knowledge, other notice of cancellation or termination has been received with respect to any Policy. The Company has not breached or otherwise failed to perform in any material respect its obligations under such policies nor has the Company, the Seller, or the Holder received any adverse written or, to the Company’s Knowledge, other notice from any of the insurers party to such policies with respect to any such alleged breach or failure in connection with any of such policies. All policies are sufficient for compliance in all material respects with all regulations and all contracts to which the Company is subject and are, to the Company’s Knowledge, valid, outstanding, collectible and enforceable policies and will not terminate or lapse solely by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Schedule 4.15 hereto, all of the policies currently remain in full force and effect through thirty (30) days after the Closing Date. The Company has not during the last three (3) years been refused any insurance with respect to its assets or its business operations, nor has any of its coverage ever been limited by any insurance carrier to which the Company has applied for any policy or with which it has carried an insurance policy during the past three (3) years.

4.16 Compliance with Laws. To the Company’s Knowledge, the Company is in compliance with each applicable statute, rule, regulation, order, and restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business and the ownership of its assets.

4.17 Environmental Compliance and Conditions.

(a) Except as set forth on Schedule 4.17, the Company has all material permits, licenses, approvals and other authorizations required under federal, provincial, state and local laws and regulations relating to the pollution or protection of the environment, including, but not limited to, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, groundwater, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or waste (“Environmental Requirements”), except where the failure to hold such licenses, permits, approvals and authorizations would not have a Material Adverse Effect. Except as set forth on Schedule 4.17, the Company is in compliance in all material respects with all federal, provincial, state and local environmental laws and regulations and all terms and conditions of any and all required permits, licenses, approvals and authorizations and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Requirements or any written notice or demand letter issued, entered, promulgated or approved thereunder, except where the failure to so comply would not have a Material Adverse Effect.

(b) The Company has not caused or permitted, nor has the Company any Knowledge of, the Release of any Hazardous Substances on or offsite of the Company’s business facility or property, or of any Release from a facility or property owned or operated by third parties, including previous owners, in each case giving rise to any material liability under Environmental Requirements.

(c) Schedule 4.17 lists and describes any prosecutions of the Company for an offence for non-compliance with any Environmental Requirement and any convictions, settlements or other disposition of such prosecutions short of conviction.

(d) Schedule 4.17 lists and describes any Orders issued with respect to Environmental Requirements relating to the business of the Company that are still in full force and effect on the date hereof. The Company has received no written notice, nor does the Company have Knowledge of any facts which would give rise to any notice, that any such Orders will be issued against the Company in the near future.

(e) No representations or warranties elsewhere in this Agreement, including but not limited to those regarding the Company’s compliance with applicable laws or any other aspects of the Company’s operations, shall be deemed to relate to Environmental Requirements or other environmental matters, the representations and warranties in this Section 4.17 being the Company’s sole representations and warranties regarding Environmental Requirements and other environmental matters.

4.18 Banking and Agency Arrangements.

(a) Schedule 4.18 sets forth a correct and complete list of:

(i) each bank, trust company or similar financial institution in which the Company has an account or safe deposit box or other custodial arrangement and the numbers of such accounts or safe deposit boxes maintained by the Company; and

(ii) the names of all Persons authorized to draw on each such account or to have access to any such safe deposit box facility.

(b) Except as set forth on Schedule 4.18, the Company has not granted any general or special powers of attorney or any other agency arrangement.

4.19 Books and Records. The corporate minute books of the Company are complete and correct in all material respects and contain all of the proceedings of the shareholders and directors of the Company. A true and complete list of the incumbent directors and officers of the Company immediately prior to the closing is set forth on Schedule 4.19 hereto.

4.20 Customer Warranties. There are no pending or, to the Knowledge of the Company, threatened Claims for the breach of any warranty, whether expressed or implied, on products or services sold prior to the Closing Date by the Company that are not (a) listed on Schedule 4.20, (b) referred to in the Financial Statements or by footnote therein or the Latest Balance Sheet or by footnote therein, (c) fully reserved against in accordance with GAAP or (d) standard warranty obligations (to replace, repair or refund) in the ordinary course of business.

4.21 Products Liability. Except as set forth on Schedule 4.21 hereto, (a) there are no outstanding or, to the Company’s Knowledge, threatened product liability Claims by or before any Authority or in any court or similar tribunal against the Company or concerning any product shipped, sold or delivered by or on behalf of the Company relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any product manufactured, shipped, sold or delivered by or on behalf of the Company or any alleged failure to warn, or any alleged breach of implied warranties or representations, other than pursuant to standard warranty obligations (to replace, repair or refund) in the ordinary course of business, and (b) in the last three (3) years there have not been any recalls conducted with respect to any product manufactured, shipped, sold or delivered by or on behalf of the Company, or to the Company’s Knowledge any investigation or consideration of or decision made by any Authority con-cerning whether to undertake or not undertake any recalls.

4.22 Accounts Receivable; Inventories. The accounts receivable of the Company reflected in the Financial State-ments and such additional accounts receivable as are reflected on the books of the Company on the date hereof are (except to the extent reserved against) valid and genuine and arise out of bona fide sales and deliveries of goods, performance of services or other business transactions and are not (except to the extent of any reserves on the Company’s balance sheet) subject to set-offs or counterclaims, other than returns in the ordinary course of business. Other than accounts receivable arising out of the sale of beta products in an aggregate amount not exceeding $50,000, none of such accounts receivable reflected on the books of the Company on the date hereof are subject to extended payment terms granted by the Company beyond the time periods customers have in the ordinary course of business. The inventories reflected on the Financial Statements and held by the Company on the date hereof are usable or saleable in the ordinary course of business of the Company, subject to the reserves set forth on the Company’s books and records. All such inventories are owned free and clear and are not subject to any Lien except to the extent reserved against on the Company’s balance sheet or reflected in the Financial Statements and except for Permitted Liens.

4.23 Customers and Suppliers. Schedule 4.23 hereto sets forth a complete and accurate list of (a) the top 10 customers (by revenue) of the Company during the last full fiscal year prior to the Closing Date, and (b) the top 10 suppliers (by expenditure) of the Company during the last full fiscal year prior to the Closing Date. No such customer of the Company disclosed on Schedule 4.23 has advised the Company in writing or, to the Company’s Knowledge, otherwise since the end of the last full fiscal year prior to the Closing Date that it will stop, or materially decrease the rate of, buying materials, products or services from the Company. To the Knowledge of the Company, no unfilled customer order or commitment obligating the Company to process, manufacture or deliver products or perform services will result in a material loss to the Company upon completion. No such supplier of the Company disclosed on Schedule 4.23 has advised the Company in writing since the end of the last full fiscal year that it will stop, or materially decrease the rate of, supplying materials, products, or services to the Company. Since January 1, 2004, other than in the ordinary course of business, to the Company’s Knowledge the Company has not offered any customer rebates, free products or services, pricing discounts, sales incentives or similar promotions that would have the effect of accelerating pre-Closing sales and decreasing post-Closing sales.

4.24 Permits. Except as indicated on Schedule 4.24, the Company owns or possesses all right, title and interest in and to all of the Permits required by any Authority having or claiming jurisdiction over the Company’s business and properties or that are necessary to own and operate the Company’s business as presently conducted. The Company is in compliance in all material respects with the terms and conditions of such Permits and has not received any written or, to the Company’s Knowledge, other notices that it is in violation of any of the terms or conditions of such Permits. All of such Permits are in full force and effect and no claim is pending or, to the Knowledge of the Company, threatened to revoke, suspend, or terminate any such Permit or declare any such Permit invalid in any material respect.

4.25 Improper and Other Payments. Neither the Company, nor any director, officer, or key employee thereof, nor, to the Company’s Knowledge, any agent or representative of the Company, nor, to the Company’s Knowledge, any Person acting on behalf of any of them, (a) has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person or Authority, (b) has made, directly or indirectly, any illegal contributions to a domestic or foreign political party or candidate or (c) to the extent the United States Foreign Corrupt Practices Act is applicable to any payment made by any of the foregoing Persons, has made any “improper foreign payment” (as defined in the United States Foreign Corrupt Practices Act).

4.26 Employees and Consultants. Schedule 4.26 sets forth a list of all employees and consultants of the Company, together with each such employee’s or consultant’s base salary for 2005 and total bonus and commission in 2004. The Company has conducted its business in compliance in all material respects with all rules and regulations affecting employment and employment practices applicable to the Company, including the payment of wages and hours. The Company does not have any collective bargaining agree-ments and there have been no strikes, work stoppages nor any demands for collective bargaining by any union, labor organization or other Person. There is no dispute or controversy with any union or other organization of the Company’s employees and no arbitration proceedings are pending or, to the

Knowledge of the Company, threatened involving a dispute or controversy affecting the Company. Except as set forth on Schedule 4.26, the Company has not taken any action, or failed to take any action, that has resulted in any Claim by an employee that he or she has been constructively terminated or is due severance payments. Except for the Employee Obligations as set forth, and obligations under the other agreements expressly listed, on Schedule 4.26, the consummation of the transactions contemplated hereby will not cause the Company to incur any “change in control” bonus or other obligations to any of its employees or consultants and, upon payment of the Employee Obligations set forth in the last two columns in the table and under the other agreements expressly listed on Schedule 4.26, the Company will have no obligation for any “change in control” bonus or other similar obligation as a result of the consummation of the transactions contemplated by this Agreement.

4.27 Disclosure. To the Company’s Knowledge, this Agreement (including the Schedules) does not contain any untrue statement of a material fact or omit a material fact necessary to make this Agreement (including the Schedules), considered in its entirety, not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller and the Company that:

5.1 Organization and Corporate Power. The Buyer is a corporation continued and duly organized under the laws of the Province of British Columbia and is in good standing with respect to filing of annual reports, and has full corporate power and authority to enter into this Agreement and perform its obligations hereunder. VeriChip is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. ADSX is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

5.2 Authorization. The execution, delivery and performance of this Agreement by the Buyer, VeriChip and ADSX, and of each applicable Registration Agreement by VeriChip and ADSX, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on Buyer’s part, VeriChip’s part or ADSX’s part are necessary to authorize the execution, delivery or performance of this Agreement or the Registration Agreements. Assuming that this Agreement is a valid and binding obligation of the Company, the Holder and the Seller, this Agreement constitutes a valid and binding obligation of the Buyer, VeriChip and ADSX, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, similar laws of debtor relief and general principles of equity. Assuming that each Registration Agreement is a valid and binding obligation of the Seller, each Registration Agreement constitutes a valid and binding obligation of VeriChip and ADSX, as applicable, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, similar laws of debtor relief and general principles of equity.

5.3 No Violation. None of the Buyer, VeriChip, or ADSX is subject to or obligated under its respective constating documents, certificate or articles of incorporation, bylaws and/or comparable governing documents, any applicable law, or rule or regulation of any governmental authority, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and/or in the case of VeriChip and ADSX, by its execution, delivery or performance of the respective Registration Agreement and the issuance of the ADSX Shares and VeriChip Shares.

5.4 Financing. The Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Closing Payment and any other amounts to be paid by it hereunder on and after the Closing Date. The Buyer is not incurring or causing the Company to incur any indebtedness for borrowed money in connection with the transactions contemplated by this Agreement.

5.5 ADSX Shares and VeriChip Shares. Each of VeriChip and ADSX has the authorized and issued and outstanding capital stock as set forth on Schedule 5.5. Each of the Buyer and VeriChip is a direct or indirect subsidiary of ADSX. Each of VeriChip and ADSX has duly authorized and reserved for issuance the VeriChip Shares and ADSX Shares, respectively, issuable pursuant to Section 1.4 as the Second Payment and, upon the issuance thereof, all such shares so issued shall be validly issued, fully-paid and non-assessable and free and clear of any Liens, preemptive rights, options, proxies, voting trusts and other agreements and other restrictions, other than applicable federal and state securities law restrictions.

5.6 Governmental Authorities; Consents. Except as set forth on Schedule 5.6 none of the Buyer, VeriChip or ADSX is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by the Buyer, VeriChip or ADSX of this Agreement, the Registration Agreements, as applicable, or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by the Buyer, VeriChip or ADSX in connection with its execution, delivery and performance of this Agreement and the Registration Agreements, as applicable, compliance with the terms here and thereof or the consummation of the other transactions contemplated hereby or thereby (including the issuance of the ADSX Shares and VeriChip Shares).

5.7 Litigation. There are no actions, suits or proceedings pending or, to the Buyer’s knowledge, overtly threatened in writing against or affecting the Buyer, VeriChip or ADSX, at law or in equity, or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Buyer’s, VeriChip’s or ADSX’s performance under this Agreement, the issuance of the ADSX Shares or VeriChip Shares, compliance with the terms thereof or the consummation of the transactions contemplated hereby or thereby.

5.8 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Buyer, VeriChip or ASDX.

5.9 Investment Representation. The Buyer is purchasing the Shares for its own account with the present intention of holding the Shares for investment purposes and not with a view to or for sale in connection with any public distribution of the Shares in violation of any federal, provincial or state securities laws. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares. The Buyer acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities laws, that the Company is not a “reporting issuer” within the meaning of the Securities Act (Ontario) and that the Shares may not be sold, transferred, offered for sale, pledged hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and/or is registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

5.10 No Knowledge of Misrepresentations or Omissions. The Buyer has no actual knowledge that any of the representations and warranties of the Company in this Agreement and the Schedules hereto are not true and correct in all material respects, and the Buyer has no actual knowledge of any material errors in, or material omissions from, the Schedules to this Agreement.

ARTICLE 6

COVENANTS OF THE BUYER

6.1 Confidentiality of Information. The Buyer acknowledges that the terms and provisions of the Confidentiality Agreement are in full force and effect. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Confidentiality Agreement shall continue to be in full force and effect in accordance with its terms.

6.2 Access to Books and Records. From and after the Closing and for a period of (a) six years thereafter with respect to any information related to Taxes and (b) 18 months thereafter with respect to any other information (in either case, or such longer time as required to finally resolve any audit, investigation, litigation, arbitration, claim, proceeding, indemnification claim or similar circumstance initiated on or prior to such date), the Buyer shall, and shall cause the Company, to provide the Seller and its agents with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company with respect to periods or occurrences prior to the Closing Date in connection with any matter whether or not related to or arising out of this Agreement or the transactions contemplated hereby to the extent necessary or desirable in connection with any audit, investigation, litigation, arbitration, claim, proceeding, indemnification claim or similar circumstance. Unless otherwise consented to in writing by the Seller, the Company shall not, for a period of six years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company for the period prior to the Closing Date without first offering to surrender to the Seller such books and records or any portion thereof which the Buyer or the Company may intend to destroy, alter or dispose of.

6.3 Director and Officer Liability and Indemnification. Without limiting any other rights of the Company’s pre-Closing officers and directors (whether contractual or under applicable law), for a period of three years after the Closing, the Buyer shall not, and shall not permit the Company to amend, repeal or modify any provision in the Organizational Documents or other agreements entered into with any of the Company’s past or present officers or directors relating to the exculpation or indemnification of former officers and directors (unless required by law), it being the intent of the parties that the officers and directors of the Company prior to the Closing shall continue to be entitled to such exculpation and indemnification for claims by third parties (not including the Seller or the Holder) to the fullest extent permitted under applicable law, in particular under laws applicable to indemnification or exculpation. If the Company or any of its successors or assigns (i) shall consolidate with, merge into or amalgamate with any other Person and shall not be the continuing or surviving corporation or entity of such consolidation, merger or amalgamation or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, the Company (or its successor or assign) shall use its best efforts to ensure proper provisions are made so that the successors and assigns of the Company shall assume all of the obligations set forth in this Section 6.3. The provisions of this Section 6.3 are intended for the benefit of each and any current and former officer and director of the Company and his or her heirs and representatives (provided the Seller or, upon its liquidation and dissolution, any single Person appointed by it (and of whom the Seller notifies the Buyer in writing has been appointed) shall act on behalf of any officer or director desiring to enforce the provisions of this Section 6.3), and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

6.4 Regulatory Filings. The Buyer shall make or cause to be made within the time periods prescribed by law any applicable filings, notifications and submissions under the Investment Canada Act and any other laws or regulations applicable to the Buyer as may be required of the Buyer for the consummation of the transactions contemplated herein, and the Buyer shall be responsible for all filing or notification fees, as may be applicable, under the Investment Canada Act and any other laws or regulations applicable to the Buyer.

6.5 Transaction Payments.

(a) By the execution and delivery of this Agreement and the execution of a separate Assumption Agreement between the Company and the Seller dated as of June 9, 2005, in each case prior to the transfer of the Shares to the Buyer, the Company hereby and thereby declares and confirms (and shall take any other steps required to confirm) its obligations to pay certain employee bonuses and other compensation amounts as a result of the transactions contemplated by this Agreement to the recipients and in the amounts identified in the last two columns in the table on Schedule 4.26 (the “Employee Obligations”). The amount of the Employee Obligations plus 1.95% thereof is equal to the Transaction Payments.

(b) Pursuant to Section 1.2(b)(ii) above, at the Closing, the Buyer will contribute $1,225,157.67 to the Company by way of loan or contribution to share capital (as a reduction against the Closing Payment as set forth in Section 1.1), such amount being equal to the aggregate of the Employee Obligations and the liability of the Company under the Employer Health Tax Act (Ontario) arising from its payment of the Employee Obligations (the “Transaction Payments”). At or promptly after the Closing (and in no event later than the Company’s next regular payroll date after the date hereof), the Company shall (and the Buyer shall cause the Company to) pay amounts equal in the aggregate to the Employee Obligations, net of withholdings for employee (but not employer) income or other payroll Taxes, which the Buyer shall cause to be remitted forthwith to the appropriate governmental authorities, to those individuals so entitled, with reference to the amounts set forth in the last two columns of the table attached to Schedule 4.26, in satisfaction of the Employee Obligations. In addition, the Company shall (and the Buyer shall cause the Company to) remit, to the appropriate governmental or other authority in accordance with applicable law, all employer payroll Taxes with respect to the Employee Obligations. The Buyer and the Company acknowledge and agree that the Transaction Payments shall include an amount sufficient to allow the Company to satisfy the Employee Obligations and its obligations under the Employer Health Tax Act (Ontario) with respect to the Employee Obligations, but shall exclude any other amounts, including any amount required to satisfy the Company’s employer obligations for Canada pension plan and employment insurance obligations with respect to the Employee Obligations, which excluded amounts shall be borne by the Company without recourse against the Seller or the Holder notwithstanding any other provision of this Agreement.

ARTICLE 7

ADDITIONAL COVENANTS

7.1 Survival. The representations, warranties, covenants and agreements of Buyer, the Company, the Holder and the Seller set forth in this Agreement and in any certificates delivered at the Closing in connection with this Agreement shall survive until September 30, 2006 (the “Survival Period”) and shall thereafter be of no further force or effect; provided that with respect to any covenant or agreement contained herein that contemplates performance following the Closing (including, without limitation, Sections 1.4 and 7.5), the Survival Period shall continue through such performance or time of contemplated performance; provided, however, that, notwithstanding the foregoing, (a) the representations and warranties contained in Section 3.2 (Authority), Section 3.3 (Ownership of Shares), Section 3.5 (Brokerage), Section 4.3 (Authorization; No Breach), Section 4.4 (Capitalization), Section 4.12 (Brokerage), Section 5.2 (Authorization), Section 5.5 (ADSX Shares and VeriChip Shares) and Section 5.8 (Brokerage) shall survive forever and (b) the representations and warranties contained in Section 4.7 (Title to Properties), Section 4.10 (Intellectual Property Rights) and Section 4.17 (Environmental Compliance and Conditions) shall survive until the sixth anniversary of the Closing Date.

7.2 Indemnification.

(a) Subject to the provisions of this Section 7.2 and Section 7.3 below, after the Closing the Seller and the Holder agree to, and shall, jointly and severally, indemnify the

Buyer, its parents, subsidiaries and the Company and their respective officers, directors, employees, stockholders, representatives, successors, assigns and agents (each, a “Buyer Indemnitee”) and hold each of them harmless against any actual Claim, loss, liability, obligation, cost, damage or expense (including reasonable legal fees and expenses) (but in any event excluding (and no party shall be required to indemnify any other Person under this Agreement for) incidental, consequential and punitive damages, except to the extent actually paid by an Indemnitee as a result of Third Party Claims made against such Person) (collectively, “Losses” and individually, a “Loss”) which any such Buyer Indemnitee suffers as a result of (i) any breach of representation or warranty on the part of the Company, the Holder or the Seller under this Agreement, or contained in any schedule or exhibit to this Agreement or any certificate or instrument delivered by the Seller, the Holder or the Company in connection herewith, (ii) any breach of any covenant or agreement of the Holder or the Seller under this Agreement, (iii) any failure of the Holder to have, free and clear of all Liens other than Permitted Liens, good, valid and marketable title to the Shares held by the Holder, and (iv) all demands, assessments, judgments, costs and legal (including, reasonable attorney’s fees) and other expenses arising from, or in connection with, any action, suit, proceeding or Claim incident to any of the foregoing; provided that the Buyer Indemnitees’ right to seek indemnification hereunder (including, without limitation, for a breach of Section 7.5(d)) shall be limited to an amount of Losses not to exceed $3,000,000, provided that the foregoing limitation (i.e., the cap) shall not apply with respect to any Loss arising from or related to a breach of the representations and warranties of the Company, the Holder and/or the Seller set forth in Section 3.1 (Execution, Delivery; Valid and Binding Agreements), Section 3.2 (Authority), Section 3.3 (Ownership of Shares), Section 3.5 (Brokerage), Section 4.3(a) (Authorization), Section 4.4 (Capitalization), Section 4.7 (Title to Properties), Section 4.10 (Intellectual Property Rights), Section 4.12 (Brokerage) and Section 4.17 (Environmental Compliance and Conditions) or of the covenants and agreements set forth in clause (iii) of this Section 7.2(a) or a breach of a representation, warranty or covenant by such the Seller or the Holder that constitutes actual fraud; provided further that (other than for a breach of the covenants set forth in Section 9.2, for which the limitation in this proviso shall not apply) the Buyer Indemnitees shall not be entitled to seek indemnification with respect to any Losses hereunder until all such Losses exceed $150,000 in the aggregate, in which case the Buyer Indemnitees shall be entitled to indemnification only for the amount of such excess; provided further that the Buyer Indemnitees shall not be entitled to seek indemnification with respect to any Loss of which, or resulting from any breach of the representations or warranties of the Company, the Holder and/or the Seller set forth herein of which the Buyer or its representatives or agents had actual knowledge on or prior to the Closing Date.

(b) Subject to the provisions of this Section 7.2 and Section 7.3 below, after the Closing (i) the Buyer and the Company shall, jointly and severally, indemnify the Seller and the Holder and their respective affiliates, officers, directors, employees, stockholders, partners, representatives, successors, assigns and agents and hold them harmless against any Loss (which excludes, for the avoidance of doubt, incidental, consequential and punitive damages, except to the extent actually paid by an Indemnitee as a result of Third Party Claims made against such Person) which any such Person suffers as a result of any breach by the Buyer, VeriChip or ADSX of its covenants, representations and warranties set forth herein and as restated in any certificates delivered by the Buyer at the Closing, and (ii) to the extent the Seller and the Holder do not bear responsibility for such Loss as a result of their actions, the Company shall indemnify the Seller and the Holder and their respective affiliates, officers, directors, employees, stockholders, partners, representatives, successors, assigns and agents and hold them harmless against any Loss (which excludes, for the avoidance of doubt, incidental, consequential and punitive damages, except to the extent actually paid by an Indemnitee as a result of Third Party Claims made against such Person) which any such Person suffers as a result of the operations of the Company following the Closing.

(c) Any party seeking indemnification, damages, or any other recovery whatsoever (the “Indemnitees”) from another party or parties (individually or collectively, the “Indemnitors”) under subsections (a) or (b) above shall notify the Indemnitors of the claim in writing, specifying in reasonable detail the nature of the claim for indemnification, the estimated amount of Losses and the basis for indemnification. No Person shall be liable for any claim for indemnification under subsection (a) or (b) above unless such notice is delivered by the Indemnitee to the Indemnitor prior to the expiration of the Survival Period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of such claim only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given, if, but only if, in the case of any claim made other than by reason of a Third Party Claim, some Losses (including the incurrence of costs) shall have been incurred in good faith at or prior to the date of such notice.

(d) Promptly after the assertion by any third party of any claim (a “Third Party Claim”) against any Indemnitee under this Section 7.2 that results or may result in the incurrence by such Indemnitee of any Loss for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall promptly provide notice of such Third Party Claim to the Indemnitors, the Seller and the Holder. The Seller shall act on behalf of all Indemnitors in the case of all Third Party Claims with respect to which the Indemnitee is seeking indemnification under subsection (a) above and may, at its option, assume the defense of the Indemnitee against such Third Party Claim (including the employment of counsel and the payment of reasonable expenses). Any Indemnitee shall have the right to employ separate counsel in any such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be an expense of the Indemnitor unless (i) the Indemnitor shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such Third Party Claim as provided in the preceding sentence, to assume the defense of such Third Party Claim or (ii) the employment of such counsel has been specifically authorized by the Indemnitor and/or the Seller in the case of all Third Party Claims with respect to which any Buyer Indemnitee is entitled to indemnification under subsection (a) above. In no event will an Indemnitee consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnitor. The Indemnitee and the Indemnitor shall each use commercially reasonable efforts to cooperate with the other such party in connection with the defense of Third Party Claims.

(e) The amount of any Loss subject to indemnification hereunder or of any claim therefor shall be calculated net of (i) any Tax Benefit (as defined below) actually realized by the Buyer, the Company or any of their respective Affiliates on account of such Loss and

(ii) any insurance proceeds (net of direct collection expenses, any retro-premiums and any increase (present or future) in insurance premiums related to such recovery) received by the Buyer and the Company or any of their Affiliates on account of such Loss. If the Buyer, the Company or any of their Affiliates receives a Tax Benefit for fiscal years 2005 or 2006 after an indemnification payment is made, the Buyer shall promptly pay to the Seller the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized. For purposes hereof, “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid on account of a Loss (net of any Tax detriment from the receipt of any indemnification payment). The Buyer and the Company shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance recovery is made by the Buyer, the Company or any of their Affiliates with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses, any retro-premiums and any increase in premiums) shall be made promptly to the Seller. The Indemnitors shall be subrogated to all rights of the Indemnitees in respect of any Losses indemnified by the Indemnitors and shall be entitled to exercise any such rights to the extent the Buyer and the Company do not promptly and diligently do so.

(f) At either the Seller’s or (in the case of Section 7.2(f)(i) below) the Buyer’s respective sole election, the Seller or the Buyer, as the case may be, shall be entitled to satisfy any Losses agreed upon or finally determined in connection with any indemnification obligation of the Seller by reducing the Second Payment by the amount of all indemnification obligations for which the Seller or the Buyer (with a copy of such notice to the other) has notified ADSX in writing (each, an “Offset Notice”) that it wishes to satisfy by reducing the Second Payment (each such amount in an Offset Notice, an “Indemnification Offset Amount”) as follows:

(i) with respect to each Offset Notice delivered prior to the True-Up, by including the aggregate Indemnification Offset Amounts included in all such Offset Notices delivered prior to the True-Up in the calculations to be made pursuant to Section 1.4(b); and

(ii) with respect to each Offset Notice delivered after the True-Up, (1) if the VeriChip Exchange has been consummated, then by delivering to ADSX or VeriChip, as the case may be, with the applicable Offset Notice a number of shares, free and clear of all Liens, of either (at the Seller’s sole election) (I) a number of ADSX Shares equal to the Indemnification Offset Amount in such Offset Notice divided by the ADSX VWAP Price as of the date of such Offset Notice or (II) a number of VeriChip Shares equal to the Indemnification Offset Amount in such Offset Notice divided by the VeriChip VWAP Price as of the date of such Offset Notice; (2) if the VeriChip Exchange has not been consummated, then on the Election Date by either (depending on the Seller’s choice in exercising the Election Right) (I) having the Cash Second Payment Obligation reduced by the aggregate amount of Indemnification Offset Amounts in Offset Notices delivered after the True-Up but prior to the Election Date or (II) delivering to ADSX with the written notice exercising the Election Right a number of ADSX Shares equal to the aggregate Indemnification Offset Amount in Offset Notices delivered after the True-Up but prior to the Election Date divided by the ADSX VWAP Price as of the Election Date; or (3) if the VeriChip Exchange has not been consummated and the Seller did not exercise the Election Right for the Cash Second Payment Obligation on the Election Date, by delivering to ADSX a number of ADSX Shares equal to the aggregate Indemnification Offset Amount in Offset Notices delivered after the True-Up and after any other Offset Notice delivered hereunder after the True-Up divided by the ADSX VWAP Price as of the date of such Offset Notice.

(g) All indemnification payments made hereunder shall be treated by all parties as adjustments to the Total Purchase Price.

(h) Notwithstanding anything to the contrary contained in this Section 7.2 or Section 7.5, there shall be no recovery for any Loss by any Buyer Indemnitee under this Section 7.2 or any liability of the Seller for Losses under Section 7.5, and the Loss shall not be included in meeting the stated thresholds hereunder, to the extent such item has been accrued for on the Company’s books and records as of the Closing Date (it being understood that any Buyer Indemnitee’s right to indemnification for any such Losses in excess of the accruals on the Company’s books and records shall not be affected by this Section 7.2(h)).

7.3 Limitation of Recourse. The indemnification provided by Section 7.2(a) shall be the sole and exclusive remedy for any Losses of the Buyer and the Company and the other Indemnitees thereunder arising from or in any way relating to this Agreement, the agreements contemplated hereby or any of the transactions contemplated hereby or thereby (including, without limitation, any misrepresentation or inaccuracy in, or breach of, any representations or warranties made by the Company, the Holder or the Seller in this Agreement or in any exhibit or schedules hereto or any certificate delivered hereunder). Except as set forth in Section 7.2, neither the Holder nor the Seller shall have any liability or obligation to indemnify the Buyer or any other Person for any claim or any Loss arising from or in any way relating to this Agreement, the agreements contemplated hereby or any of the transactions contemplated hereby or thereby (including, without limitation, any misrepresentation or inaccuracy in, or breach of, any representations or warranties made by the Company, the Holder or the Seller in this Agreement or in any exhibit or schedules hereto or any certificate delivered hereunder). Except as provided in Section 7.2, no claim shall be brought or maintained by the Buyer or the Company or their respective successors or permitted assigns against any officer, director or employee (present or former) of the Company, the Holder or the Seller. Without limiting the generality of the foregoing, in no event shall the Company, the Buyer or their respective successors or permitted assigns be entitled to claim or seek any rescission of the transactions consummated under this Agreement or other remedy at law or in equity. Nothing in this Section 7.3 shall in any way limit or foreclose the availability to the parties of actions (i) for specific performance or (ii) based on a breach of representation, warranty, covenant or agreement which constitutes fraud.

7.4 ACKNOWLEDGMENT BY THE BUYER. THE BUYER CONDUCTED ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS, LIABILITIES, PROPERTIES AND PROJECTED OPERATIONS OF THE COMPANY. THE BUYER

ACKNOWLEDGES AND AGREES THAT ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE OTHER THAN THOSE SET FORTH IN THIS AGREEMENT, EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY OR THE QUALITY, QUANTITY OR CONDITION OF THE ASSETS OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY, THE HOLDER AND THE SELLER. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING IN NO WAY SHALL LIMIT ANY CAUSE OF ACTION AGAINST THE COMPANY, THE HOLDER OR THE SELLER BASED ON CONDUCT BY SUCH PERSON CONSTITUTING ACTUAL FRAUD.

7.5 Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Company, on the one hand, and the Holder and the Seller, on the other hand, for certain tax matters following the Closing:

(a) Buyer and the Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by or on behalf of the Company after the Closing Date with respect to any tax periods beginning before and ending before, on or after the Closing Date. Subject to the requirements of applicable law, each such Tax Return shall be prepared in a manner consistent with past practices of the Company and its Subsidiaries. The Buyer and the Company shall be responsible for paying any Taxes required to be paid by or on behalf of the Company with respect to such Tax Returns.

(b) The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.5 and any audit, litigation or other proceeding with respect to such Tax Returns. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company shall retain all books and records with respect to Tax matters pertinent to the Company relating to any tax periods and shall abide by all record retention agreements entered into with any taxing authority, and shall give the Seller reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for that tax period, and, if the Seller so requests, the Company shall allow the Seller (or its successor) to take possession of such books and records.

(c) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Buyer when due, and the Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Holder and/or the Seller will join in the execution of any such Tax Returns and other documentation. For the avoidance of doubt, this Section 7.5(c) does not include the Withheld Amount, which shall be borne by the Holder and paid out of the Closing Payment.

(d) Following the Closing, the Seller shall fully indemnify the Buyer, the Company and any Subsidiary of the Company for all federal, provincial or local income Taxes that may be asserted or imposed on or relating to the Company for which it is asserted they are liable for any taxable period (or portion thereof) that ends on or prior to the Closing Date, and the Buyer and the Company shall fully indemnify the Holder and the Seller for all federal, provincial or local income Taxes that may be asserted or imposed on or relating to the Company for which it is asserted they are liable for any taxable period (or portion thereof) that ends after the Closing Date or (as limited below) includes the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(e) The Buyer and the Seller acknowledge for purposes of this Section 7.5 that the Employee Obligations shall be treated for Canadian federal and provincial income Tax reporting purposes as an expenditure of the Company in respect of the period ending on or prior to the Closing Date, and all Canadian income Tax Returns shall be filed consistent therewith. The parties further agree to make, or cause the Company to make, all elections necessary or desirable to give effect to the foregoing, including an election by the Company under subsection 256 (9) of the Tax Act in a form prepared by the Seller acting reasonably and having a designated time on the Closing Date which follows the effective time of the transaction described in Section 6.5(a) and which precedes the time on the Closing Date at which the Shares are transferred to the Buyer. For greater certainty, all liabilities of the parties to each other under this Section 7.5, insofar as Canadian federal and provincial Taxes are concerned, shall be determined on the basis that the Employee Obligations represent an expenditure incurred by the Company in respect of the period ending on or prior to the Closing Date.

(f) There are no tax-sharing agreements or similar agreements with respect to or involving the Company as of the Closing Date.

7.6 Employee Benefit Plans and Arrangements.

(a) From and after the Closing Date for the three-month period immediately following the Closing Date (or such longer period as required by the terms thereof), the Buyer shall cause the Company to honor all employment, severance, termination, consulting, retirement and other compensation and benefit plans, arrangements and agreements to which the Company is a party, as such plans, arrangements and agreements are in effect on the date hereof which are disclosed on Schedule 4.9(a)(iv) or 4.14 hereto. For the three-month period immediately following the Closing Date, the Buyer shall continue to employ and shall cause the Company to provide those employees who are employees of the Company as of immediately prior to the

Closing with compensation and benefits that are no less favorable to such employees than the compensation and benefits of the Company available to such employees immediately prior to the Closing. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit or otherwise restrict the Company from terminating the employment of any employee at any time on or after the Closing Date in accordance with the Company’s customary policies and practices with respect thereto; provided that any such employees terminated within the three month period immediately following the Closing Date shall be entitled to notice, pay in lieu of notice, severance pay and related entitlements no less favorable than those to which the applicable employee is legally entitled.

(b) With respect to any Plans in which any employees of the Company participate on or after the Closing, the Buyer shall cause the Company to use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees, except to the extent such pre-existing conditions, exclusions or waiting periods applied under the similar plan in effect immediately prior to the Closing; (ii) provide each such employee with credit for any co-payments and deductibles paid (to the same extent such credit was given for the year under the similar plan in effect immediately prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements; and (iii) recognize all continuous service of the Company’s employees with the Company for all purposes (including, without limitation, for purposes of eligibility to participate, vesting credit and entitlement to benefits, but excluding benefit accrual under a defined benefit pension plan) under any Plan in which such employees may be eligible to participate after the Closing; provided that the foregoing shall not apply to the extent it would result in a duplication of benefits.

7.7 Further Assurances. From time to time, as and when requested by any party hereto, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

7.8 Short Sales and Hedging. From and after the Closing until the earlier of the VeriChip Exchange Date and September 30, 2006, the Seller and the Holder agree not to enter into short sales or engage in other hedging activity with respect to the ADSX Shares or the VeriChip Shares.

ARTICLE 8

DEFINITIONS

8.1 Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Authority” means any federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative body, agency, department, commission, board, bureau, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, whether international, national, federal, state or local.

“Claim” means any action, suit, claim, lawsuit, demand, inquiry, hearing, investigation, notice of a violation or noncompliance, litigation, proceeding, arbitration, appeals or other dispute, whether civil, criminal, administrative or otherwise.

“Closing Cash” means all cash, cash equivalents and marketable securities of the Company as of the Closing (including checks and deposits in transit), before giving effect to the transactions contemplated hereby, determined on a consolidated basis in accordance with GAAP applied consistently with the principles utilized in preparing the audited balance sheet as of December 31, 2004 and the Latest Balance Sheet.

“Confidentiality Agreement” means the Confidentiality Agreement between BMO Capital Corporation (on behalf of the Company) and ADSX dated as of September 9, 2004.

“GAAP” means United States generally accepted accounting principles consistently applied, as in existence from time to time.

“Hazardous Substance” means any hazardous or toxic substance or material that is on the Closing Date prohibited, controlled or regulated by any Authority including, without limitation, any contaminant, pollutant, dangerous substance, toxic substance, designated substance, hazardous waste, subject waste, hazardous material, or petroleum, its derivatives, by-products or other hydrocarbons, all as defined in or pursuant to any Environmental Requirements or Orders.

“Intellectual Property Rights” means any invention, patent, patent application, trade secret, trademark, service mark, trade name, corporate name, domain name, copyright, license, software or any other intellectual property right recognized anywhere in the world.

“Knowledge” means, with respect to the Company, the Holder, and the Seller, the actual awareness or knowledge of Daniel A. Gunther, Jeffrey C. Kvam, Brad A. Bernstein, C. Bryan Daniels, Stephen V. King, Rob Lee, Dan Poirier, Ian McKechnie and Greg Klowak. Phrases such as “to the Company’s Knowledge,”  “to the Knowledge of the Company” and phrases of similar import are used to establish the scope of any representation or warranty in which it appears, such that the representation or warranty is not true and correct and therefore breached only if the specified individuals have “Knowledge” (i.e., actual awareness or knowledge) of an undisclosed exception to such representation and warranty which the Company is required to disclose; the use of “to the Company’s Knowledge,”“to the Knowledge of the Company” or a phrase of similar import is not an affirmation of any Person’s “superior knowledge” with respect to the subject matter of the representation or warranty.

“Lien” means any (a) security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, charge, restriction on transfer or otherwise, or interest of another Person of any kind or nature; (b) any filing or agreement to file a financing statement as debtor under the Personal Property Security Act (Ontario) or any similar statute; and (c) any subordination arrangement in favor of another Person.

“Material Adverse Effect” means any effect or change that is materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Company taken as a whole, or on the ability of the Company, the Holder or the Seller to consummate timely the transactions contemplated hereby; provided that, for purposes of this Agreement, a Material Adverse Effect shall not include the effect of or changes resulting from (a) changes to the industry or markets in which the business of the Company operates that are not unique to such business, (b) catastrophic economic or significant regulatory or political conditions or changes, (d) military action or any act of terrorism, or (e) changes in law after the date hereof.

“Officer’s Certificate” means a certificate delivered by a Person’s president or its chief financial officer, stating that the officer signing such certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate.

“Orders” means all applicable orders, decisions, directives, directions or the like rendered by any Authority as in effect on the Closing Date.

“Permits” means all material permits, licenses, registrations, certificates, orders, qualifications or approvals required by any Authority or other Person.

“Permitted Liens” means (i) liens securing obligations arising under the Senior Credit Agreement or the senior subordinated notes (all of which will be discharged simultaneously with the Closing upon the payments described in Section 1.2(b)(iii)); (ii) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) liens on goods in transit incurred pursuant to documentary letters of credit, (iv) liens arising under worker’s compensation, employment insurance, unemployment insurance, social security, retirement, national insurance and similar legislation, (v) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant or which are being contested in good faith by appropriate proceedings; (vi) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Company’s leased real property which are not violated by the current use and operation of the Company’s leased real property; (vii) covenants, conditions, restrictions, easements and other similar matters of record affecting title to Company’s leased real property which do not materially impair the occupancy or use of the Company’s leased real property for the purposes for which it is currently used in connection with the Company’s businesses; (viii) public roads and highways; (ix) matters which would be disclosed by an inspection or accurate survey of each parcel of leased real property; (x) purchase money security liens and liens securing rental payments under capital lease arrangements; and (xi) liens under applicable securities laws.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Plans” means all employee benefit plans maintained or contributed to by the Company including, without limitation, all profit sharing, savings, post-retirement, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of the Company participate or are eligible to participate, or for which the Company has any liability.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date.

“Prime Rate” means the interest rate per annum listed as the “Prime Rate” in The Wall Street Journal in its “Money Rates” section as of the Closing Date.

“Purchase” means the transaction of purchase and sale of the Shares contemplated under this Agreement.

“Release” includes release, discharge, add, deposit, emit, spill, leak, pump, pour, empty, inject, escape, leach, migrate, disperse, dispose or dump.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Agreement” means that certain Amended and Restated Loan and Security Agreement, dated as of November 16, 2001, by and between the Company and Fifth Third Bank, a Michigan banking corporation, as amended, modified or waived from time to time in accordance with its terms.

“Tax” or “Taxes” means any federal, provincial, state, territorial, local or foreign income, capital (including large corporations), gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Total Operating Assets” means, as of a given time, the net book value of the Company’s total operating assets derived from its balance sheet, calculated in a manner consistent with Exhibit M, and in each case determined on a consolidated basis in accordance with GAAP applied consistently with the principles utilized in preparing the audited balance sheet as of December 31, 2004 and the Latest Balance Sheet. “Total Operating Assets” shall be derived from the Company’s balance sheet by calculating the sum of the balances in the following accounts on the Company’s balance sheet: Account Receivable, Income Tax Receivables, Inventories, Other Current Assets and Fixed Assets (but in any event excluding the accounts Intangibles, Goodwill and Cash and S/T Investments and excluding any other cash, cash equivalents, marketable securities or other current assets included in the calculation of Closing Cash). With respect to any calculation of Total Operating Assets, no change in accounting principles will be made from those utilized in preparing the Latest Balance Sheet including, without limitation, with respect to the nature of accounts, types of reserves or accruals, and/or methodology and assumptions for determining the levels of reserves or accruals. For purposes of the preceding sentence, “changes in accounting principles” includes all changes in United States generally accepted accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their display, as well as all changes in practices, methods, conventions or assumptions utilized in making accounting estimates. Since the date of the Latest Balance Sheet, the Company has not taken any action outside of the ordinary course of business with the intent of increasing Total Operating Assets for purposes of meeting the condition contained in Section 2.1(h) of this Agreement or otherwise under this Agreement.

“Trailing Price” means, as of any date of determination, the arithmetic average (rounded to the nearest cent) of the Closing Price per share of ADSX common stock as quoted on the NASDAQ National Market (or such other principal stock exchange on which shares of ADSX common stock are then traded) over the ten consecutive trading days ending on the trading day immediately prior to the date of determination.

“VeriChip Exchange Date” means the date on which VeriChip consummates its IPO; provided that, if pursuant to Section 1(a) of the VeriChip Registration Agreement the managing underwriter(s) of VeriChip’s IPO do not permit the VeriChip Shares to be included in a Form S-1 shelf registration statement on the date VeriChip consummates its IPO, then it shall be a date no later than 14 days after VeriChip consummates its IPO.

“VWAP Price” means, as of any date of determination, the average of the daily volume weighted average price (rounded to the nearest cent) of ADSX or VeriChip common stock, as applicable, on the principal United States stock exchange on which shares of VeriChip or ADSX common stock, as applicable, are then traded for the three consecutive trading days ending on the trading day immediately prior to the date of determination as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation.

8.2 Cross References to Other Defined Terms. Each term listed below is defined in the Section of this Agreement listed opposite such term:

Term	Section

ADSX	Preface
ADSX Registration Agreement	Section 1.2(b)
ADSX Share Value	Section 1.4(b)
ADSX Shares	Section 1.4(a)
Benefit Plan	Section 4.14(f)
Buyer	Preface
Buyer Indemnitees	Section 7.2(a)
Cash Second Payment Obligation	Section 1.4(f)
Closing	Section 1.2(a)
Closing Date	Section 1.2(a)
Closing Payment	Section 1.1
Closing Transactions	Section 1.2(b)
Company	Preface
Early Termination Notice	Section 1.4(c)
Election Date	Section 1.4(e)
Election Right	Section 1.4(e)
Employee Obligations	Section 6.5(a)
Environmental Requirements	Section 4.17(a)
Estimated Purchase Price	Section 1.1
GST	Section 4.8(i)
Guarantor	Section 1.4(g)
Holder	Preface
Indemnitees	Section 7.2(c)
Indemnitors	Section 7.2(c)
Initial VeriChip Share Value	Section 1.4(c)
IPO	Section 1.4(c)
Latest Balance Sheet	Section 4.5(a)
Liabilities	Section 4.5(b)
Lock-Up Period	Section 1.4(c)
Loss	Section 7.2(a)
Measurement Date	Section 1.4(b)
Offered Shares	Section 1.4(d)
Organizational Documents	Section 2.1(f)
Pension Plan	Section 4.14(e)
Sale Notice	Section 1.4(d)
Second Payment	Section 1.1
Section 116 Certificate	Section 1.5
Seller	Preface
Shares	Preface
Straddle Period	Section 7.5(d)
Survival Period	Section 7.1
Target ADSX Share Value	Section 1.4(b)
Tax Act	Section 1.5
Tax Benefit	Section 7.2(e)

Third Party Claim	Section 7.2(d)
Total Purchase Price	Section 1.1
Transaction Payments	Section 6.5(b)
True-Up	Section 1.4(b)
VeriChip	Preface
VeriChip Exchange	Section 1.4(c)
VeriChip Registration Agreement	Section 1.2(b)
VeriChip Required Registration	Section 1.4(d)
VeriChip Shares	Section 1.4
Withheld Amount	Section 1.5

ARTICLE 9

MISCELLANEOUS

9.1 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made without the joint approval of the Buyer and the Seller, unless required by law (in the reasonable opinion of legal counsel) in which case the Buyer and the Seller shall have the right to review such press release or announcement prior to publication.

9.2 Expenses. Except as otherwise expressly provided herein, all of the Company’s, the Holder’s and the Seller’s costs and expenses (including, without limitation, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants, appraisal fees, costs and expenses, and change of control fees and bonuses paid or to be paid in connection with the transaction contemplated hereby) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of their respective obligations hereunder, and the consummation of the transactions contemplated hereby (whether consummated or not) shall be paid by the Seller or the Holder.

9.3 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, delivered by Federal Express or similar overnight courier service or on the third business day after being mailed by first class or registered mail, return receipt requested. Notices, demands and communications to the Buyer, the Company, the Holder and the Seller shall, unless another address is specified in writing, be sent to the address indicated below:

Notices to the Buyer, VeriChip, ADSX and the Company: c/o Applied Digital Solutions, Inc. 1690 South Congress Avenue Suite 200 Delray Beach, Florida 33445 Attn: Michael Krawitz	with a copy to: Holland & Knight LLP 701 Brickell Avenue, Suite 3000 Miami, Florida 33131 Attn: Harvey Goldman

Notices to the Holder and the Seller: Perceptis, L.P. c/o SE Capital, LLC One North Wacker Drive, Suite 4330 Chicago, Illinois 60606 Attn: Jeffrey Kvam Brad Bernstein	with a copy to: Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601 Attn: Margaret A. Gibson, P.C. Brian C. Van Klompenberg

9.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of (a) the Buyer, in the case of the Holder or the Seller, or (b) the Seller, in the case of the Company or the Buyer; provided, however, that this Agreement and the rights hereunder may be assigned by the Buyer without the Holder’s or the Seller’s prior written consent to an affiliate of the Buyer provided that Buyer, VeriChip, and ADSX shall remain fully liable for their respective obligations hereunder.

9.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

9.6 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

9.7 Amendment and Waiver. Any provision of this Agreement or the Schedules or Exhibits hereto may be amended or waived only in writing signed by the Buyer,

the Company and the Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

9.8 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

9.9 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

9.10 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY SCHEDULE OR EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

9.12 CONSENT TO JURISDICTION, SERVICE OF PROCESS. THE COMPANY, THE HOLDER AND THE SELLER HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN NEW CASTLE COUNTY, DELAWARE IN CONNECTION WITH ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED BY SUCH COURTS.

9.13 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a Section of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. All references to dollars shall be to United States dollars, unless otherwise specified. Unless otherwise indicated, reference to any “Section” shall be deemed to be a reference to a Section of this Agreement.

9.14 No Third Party Beneficiaries. Except for the provisions of Section 6.3, which are for the benefit of and enforceable by the current and former directors and officers of the Company, this Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing herein express or implied shall be construed to give any person, other than the parties of such permitted successors and assigns, any legal or equitable rights hereunder.

*    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement on the day and year first above written.

INSTANTEL INC. By: /s/ Daniel A. Gunther Its: Chief Executive Officer
INSTANTEL HOLDING COMPANY S.ÀR.L. By: /s/ C. Bryan Daniels Its: Secretary
PERCEPTIS, L.P. By: InterAir GP, Inc. Its: General Partner By: /s/ C. Bryan Daniels Its: President
VERICHIP INC. By: /s/ Kevin McLaughlin Its: Director
Solely for purposes of Section 1.4: VERICHIP CORPORATION By: /s/ Kevin McLaughlin Its: CEO

Solely for purposes of Section 1.4: APPLIED DIGITAL SOLUTIONS, INC. By: /s/ Evan C. McKeown Its: SVP, CFO

[Signature Page to Share Purchase Agreement]